Exhibit 10.7

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

INTREPID MINING LLC

INTREPID POTASH-MOAB, LLC

INTREPID POTASH-NEW MEXICO, LLC

INTREPID POTASH-WENDOVER, LLC

and

U.S. BANK NATIONAL ASSOCIATION, AS LEAD ARRANGER

AND ADMINISTRATIVE AGENT

and

THE LENDERS NAMED HEREIN

March 9, 2007

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EXHIBITS:

EXHIBIT A — PROMISSORY NOTE	A-1
EXHIBIT B — REQUEST FOR REVOLVING ADVANCE	B-1
EXHIBIT C — REQUEST FOR SWING-LINE ADVANCE	C-1
EXHIBIT D — REQUEST FOR ISSUANCE OF LETTER OF CREDIT	D-1
EXHIBIT E — INTEREST RATE ELECTION	E-1
EXHIBIT F — CALCULATION OF LIBOR BREAKAGE COSTS	F-1
EXHIBIT G — QUARTERLY COMPLIANCE CERTIFICATE	G-1

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 9, 2007, is by and among INTREPID MINING LLC, a Colorado limited liability company (“IMLLC”), INTREPID POTASH-MOAB, LLC, a Delaware limited liability company (“IPMLLC”), INTREPID POTASH-NEW MEXICO, LLC, a New Mexico limited liability company (“IPNMLLC”), INTREPID POTASH-WENDOVER, LLC, a Colorado limited liability company (“IPWLLC”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“USB”), in its capacity as lead arranger and Agent (as defined below), and the Lenders referred to below.

RECITALS

A. IMLLC, IPMLLC, IPNMLLC and IPWLLC (“Borrowers”), USB, in its capacity as agent thereunder, and USB, in its capacity as the sole lender thereunder, are parties to a Second Amended and Restated Credit Agreement dated as of March 1, 2004, as amended (as so amended, the “Existing USB Credit Agreement”), setting forth the terms upon which USB would make advances to, and issue letters of credit at the request of, Borrowers and by which such advances and letters of credit would be governed and repaid.

B. Borrowers, Agent and Lenders desire that this Third Amended and Restated Credit Agreement be executed and delivered in order to amend and restate in their entirety the terms and provisions of the Existing USB Credit Agreement, to refinance the loans made pursuant to the Existing USB Credit Agreement, to provide for the terms upon which Agent, on behalf of Lenders, will make available to Borrowers a revolving line of credit (including a swing-line feature) and an amortizing term loan and by which the advances made pursuant to such revolving line of credit and such term loan will be governed and repaid and to provide for the terms upon which Agent, on behalf of Lenders, will issue letters of credit upon the request of Borrowers and by which such letters of credit will be governed and repaid.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

“Advance” means a Revolving Advance or a Swing-Line Advance.

“Affiliate” means, with respect to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, the subject Person; provided that, for the purposes of this definition, a Person shall be deemed to control another entity if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of stock or other interests therein, by contract or otherwise, and shall include without limitation any controlling shareholder or owner thereof.

“Agent” means U.S. Bank National Association, as administrative agent hereunder, and its successors in such capacity.

“Aggregate Lenders’ Commitment” means, at any time, the sum of the Commitments of all Lenders at that time.

“Aggregate Lenders’ Commitment (Revolving)” means, at any time, the sum of the Commitments (Revolving) of all Lenders at that time.

“Aggregate Lenders’ Commitment (Term)” means, at any time, the sum of the Commitments (Term) of all Lenders at that time.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Aircraft Guarantees” means the Guarantees dated as of September 21, 2004, from one or more of Borrowers to U.S. Bancorp Equipment Financing, Inc., covering the obligations of Intrepid Aviation LLC under the Aircraft Lease.

“Aircraft Lease” means the Aircraft Lease Agreement dated as of September 21, 2004, between U.S. Bancorp Equipment Financing, Inc., and Intrepid Aviation LLC.

“Amortization Amount (Term)” has the meaning given such term in Section 2.4(a) below.

“Base Rate” means, for any day, the fluctuating rate of interest per annum equal to the greater of: (a) the Prime Rate in effect on such day, or (b) the Federal Funds Rate in effect on such day plus one-half of one percentage point.

“Base Rate Portion” means the portion of the Loans (excluding any outstanding Swing-Line Advances) bearing interest based upon the Base Rate.

“Base Rate Spread” means, for any day, the following: (a) if the Debt Usage Level shall be less than 2.50:1.00 for such day, 0.00 percentage points per annum; (b) if the Debt Usage Level shall be greater than or equal to 2.50:1.00 but less than 3.00:1.00 for such day, 0.375 percentage points per annum; and (c) if the Debt Usage Level shall be greater than or equal to 3.00:1.00 for such day, 0.75 percentage points per annum.

“Borrower Properties” means any and all interests of any Borrower or of any Guarantor Subsidiary, whether now owned or hereafter acquired, in any and all mining properties, lands, leases, equipment, processing plants and other rights and assets.

“Borrowers” has the meaning given such term in Recital A above. “Borrower” means any of the entities constituting “Borrowers.”

“Business Day” means: (a) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR Tranche or to the determination of Overnight LIBOR, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, Seattle, Washington, New York, New York or any other city in the United States which is the location of a Lender’s office for administering the Loans and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, Seattle, Washington, New York, New York or any other city in the United States which is the location of a Lender’s office for administering the Loans.

“Cash Flow Leverage Ratio” means, at any time, the ratio of: (a) the outstanding principal balance at that time of any and all interest-bearing Debt owed by IMLLC or by any Consolidated Affiliate of IMLLC; to (b) EBITDAX (Adjusted) of IMLLC and its Consolidated Affiliates for the then most recently completed four consecutive Fiscal Quarters as to which financial statements shall have been submitted by Borrowers pursuant to Section 6.1(b) below.

“Cash Flow Leverage Ratio (Distributions)” means, at any time, the ratio of: (a) the outstanding principal balance at that time of any and all interest-bearing Debt owed by IMLLC or by any Consolidated Affiliate of IMLLC; to (b) EBITDAX of IMLLC and its Consolidated Affiliates for the then most recently completed four consecutive Fiscal Quarters as to which financial statements shall have been submitted by Borrowers pursuant to Section 6.1(b) below.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Change in Control” means the occurrence or existence of any event or condition whereby: (a) IMLLC does not continue to own (either directly or through wholly owned Subsidiaries, the equity ownership interests in which are pledged to Agent as Collateral) 100 percent of the equity interests in all of IPMLLC, IPNMLLC and IPWLLC, or (b) Robert P. Jornayvaz III and Hugh E. Harvey (or their respective estates or heirs or any trust established for the benefit of either of them or for the benefit of their respective spouses, their respective lineal descendants (including adopted children) or the spouses of their respective lineal descendants, or any charitable organization described in Section 501(c)(3) of the Code that is effectively controlled by them or the Persons described in this parenthetical) do not continue to own, directly or indirectly, at least 51 percent of the equity interests in IMLLC that are entitled to vote upon the election of the managers, the members of the board of directors or other governing body of IMLLC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.

“Collateral” means: (a) any and all accounts at USB or any other Lender, including without limitation any and all general, special, deposit and time accounts, of any Borrower or of any Guarantor Subsidiary; (b) any and all accounts receivable of any Borrower or of any Borrower or of any Guarantor Subsidiary; (c) any and all inventory of any Borrower or of any Guarantor Subsidiary; (d) 100 percent of the membership interests in IPMLLC, IPNMLLC, IPWLLC and any and all capital stock, membership interests or other equity interests owned directly or indirectly by any Borrower in any other Subsidiary of any Borrower (other than IOG); (e) any and all other Borrower Properties which, under the terms of any Security Document, is or is purported to be covered thereby or subject thereto; and (f) any and all proceeds of the foregoing; provided that the “Collateral” shall not include the membership interests in the Solution Mining Sub or any portion of the Solution Mining Project that is or becomes part of the Permitted Third-Party Solution Mining Project Security.

“Commitment” means, at any time, for any Lender, such Lender’s Commitment (Revolving) plus such Lender’s Commitment (Term).

“Commitment (Revolving)” means, at any time, for any Lender: (a) such Lender’s Initial Commitment (Revolving), plus (b) any portion of any other Lender’s Initial Commitment (Revolving) that has been assigned to such Lender pursuant to Section 10.3 below, minus (c) any portion of such Lender’s Initial Commitment (Revolving) that it has assigned to any other Lender pursuant to Section 10.3 below, minus (d) any reduction in such Lender’s Commitment (Revolving) pursuant to Section 2.6 below.

“Commitment (Term)” means, at any time, for any Lender: (a) such Lender’s Initial Commitment (Term), plus (b) any portion of any other Lender’s Initial Commitment (Term) that has been assigned to such Lender pursuant to Section 10.3 below, minus (c) any portion of such Lender’s Initial Commitment (Term) that it has assigned to any other Lender pursuant to Section 10.3 below, minus (d) any principal payments on the Term Loan theretofore received by such Lender (or, as to any portion of any other Lender’s Initial Commitment (Term) that has been assigned to such Lender pursuant to Section 10.3 below, by such Lender’s predecessor(s) in interest).

“Commitment Fee Rate” means, for any day, the following: (a) if the Debt Usage Level shall be less than 2.00:1.00 for such day, 0.25 percentage points per annum; (b) if the Debt Usage Level Leverage Ratio shall be greater than or equal to 2.00:1.00 but less than 2.50:1.00 for such day, 0.325 percentage points per annum; (c) if the Debt Usage Level shall be greater than or equal to 2.50:1.00 but less than 3.00:1.00 for such day, 0.375 percentage points per annum; and (d) if the Debt Usage Level shall be greater than or equal to 3.00:1.00 for such day, 0.50 percentage points per annum.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Affiliates. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Affiliates.

“Debt” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether primary or secondary, direct or indirect, absolute or contingent.

“Debt Usage Level” means, for each day during a Debt Usage Period, the Cash Flow Leverage Ratio, determined from Borrowers’ quarterly financial statements as of the close of the most recently completed Fiscal Quarter ending prior to the commencement of such Debt Usage Period; provided that if, for any Fiscal Quarter, Borrowers shall fail to deliver to Agent in a timely manner their quarterly financial statements pursuant to Section 6.1(b)(2) below, the “Debt Usage Level” shall be deemed to be 3.00:1.00 from the first day of the applicable Debt Usage Period until the day that is two Business Days after such quarterly financial statements shall actually be delivered to Agent; provided further that the “Debt Usage Level” for the Debt Usage Period from the date of the Initial Advance through June 1, 2007 shall be deemed to be 2.25:1.00.

“Debt Usage Period” means any of the following time periods: (a) the time period from the date of the Initial Advance through June 1, 2007, and (b) any time period beginning on a day that is two Business Days after any date that Borrowers’ quarterly financial statements are due pursuant to Section 6.1(b)(2) below through the day prior to the beginning of the next such time period.

“Default” means any Event of Default or any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

“Disclosure Schedule” means Schedule II attached hereto and made a part hereof.

“Distribution” means any distribution payable in cash or property to any owner of IMLLC in respect of such owner’s ownership interest in IMLLC (excluding payments received by such owner as reasonable employment compensation if such owner is a manager or employee of IMLLC), or any purchase, redemption or retirement of, or other payment with respect to, any ownership interest in IMLLC.

“Dry Lease” means the lease by IMLLC of the aircraft that is the subject of the Aircraft Lease from Intrepid Aviation LLC.

“EBITDAX” means, for any Fiscal Quarter: (a) net income of IMLLC and its Consolidated Affiliates for that Fiscal Quarter, excluding any and all gains and losses from any mark-to-market of unliquidated Hedging Activities and any other item properly classified as an “extraordinary item” or the “discontinuance of a business” in accordance with GAAP, plus (b) the following, to the extent, and only to the extent, that they have been deducted in computing net income of IMLLC and its Consolidated Affiliates for that Fiscal Quarter: interest expenses, income taxes, depreciation, depletion, amortization, exploration expenses with respect to oil and gas operations, non-cash mine reclamation expenses and non-cash abandonment and impairment losses, all determined in accordance with GAAP.

“EBITDAX (Adjusted)” means, for any Fiscal Quarter: (a) EBITDAX for that Fiscal Quarter, plus (b)(1) as to the Fiscal Quarter ending March 31, 2006, $7,514,000, (2) as to the Fiscal Quarter ending June 30, 2006, $2,134,000, (3) as to the Fiscal Quarter ending September 30, 2006, $4,182,000, (4) as to the Fiscal Quarter ending December 31, 2006, $6,694,000, (5) as to each Fiscal Quarter of IMLLC ending during 2007, any amounts that may have reduced the net income of IMLLC and its Consolidated Affiliates for such Fiscal Quarter by reason of: (A) sales cycle adjustments for extended negotiations with Chinese purchasers during 2006, up to a maximum of $297,168 in the aggregate for all four Fiscal Quarters of IMLLC ending during 2007, or (B) the langbeinite plant start-up, up to a maximum of $477,588 in the aggregate for all four Fiscal Quarters of IMLLC ending during 2007, (6) as to each Fiscal Quarter of IMLLC ending during 2007 or 2008, any amounts that may have reduced the net income of IMLLC and its Consolidated Affiliates for such Fiscal Quarter by reason of IPNMLLC’s horizontal stacker project, up to a maximum of $370,884 in the aggregate for all eight Fiscal Quarters of IMLLC ending during 2007 or 2008, and (7) as to any other Fiscal Quarter, $0.00.

“Environment” or “Environmental” has the meaning set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Law” means, as to any Borrower or any Subsidiary of any Borrower, any statutory, regulatory, administrative or other legal requirements or common law theories applicable to such Borrower or such Subsidiary arising from, relating to or in connection with the Environment, health or safety, including without limitation CERCLA and any other statute, rule, regulation, ordinance or other legal requirement or common law theory relating to: (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land, surface or subsurface strata or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections or toxic substances, materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with any Obligated Person, would be deemed to be a single employer (as described in Section 4001(b)(1) of ERISA or any of subsections (b), (c), (m) or (o) of Section 414 of the Internal Revenue Code).

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any Obligated Person or any ERISA Affiliate with respect to which any Obligated Person or any ERISA Affiliate has a fixed or contingent liability.

“Event of Default” has the meaning given such term in Section 7.1 below.

“Existing USB Credit Agreement” has the meaning given such term in Recital A above.

“Existing USB Loan” means the loan previously made by USB to Borrowers pursuant to the Existing USB Credit Agreement.

“Existing USB Note” means the Promissory Note dated March 1, 2004, as amended, in the face amount of $70,000,000, executed and delivered by Borrowers to USB in connection with the Existing USB Credit Agreement.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means a separate letter agreement entered into contemporaneously herewith among Borrowers and Agent.

“Fiscal Quarter” means a three-month period ending on the last day of March, June, September or December of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Fixed Charge Coverage Ratio” means, as to IMLLC, as of the end of any Fiscal Quarter, the ratio of: (a) (1) EBITDAX (Adjusted) of IMLLC and its Consolidated Affiliates for the four consecutive Fiscal Quarters then ended, minus (2) assumed replacement capital expenditures in the amount of $8,000,000, minus (3) Distributions made for the payment of income taxes by IMLLC for the four consecutive Fiscal Quarters then ended (but excluding Distributions for the payment of income taxes with respect to any item properly classified as an “extraordinary item” or the “discontinuance of a business”); to (b) the aggregate amount of interest expenses and required principal payments, whether under this Agreement or otherwise (but excluding principal payments under the Long Canyon Note), payments under capital leases and any and all other contractually fixed payment obligations of IMLLC or any of its Consolidated Affiliates for the four consecutive Fiscal Quarters then ended, all determined in accordance with GAAP, except as otherwise specifically provided above.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor thereto) and which, in the case of any Borrower or any Guarantor: (a) are applied for all periods in a consistent manner (provided that any Borrower or any Guarantor may modify its accounting principles and practices so as to comply with any change in such generally accepted accounting principles and practices), and (b) are applied for all periods after the date hereof so as to properly reflect, in accordance with such generally accepted accounting principles and practices, the financial condition, and the results of operations and changes in financial position, of any such Person.

“Guarantor Subsidiary” means any Subsidiary that has been requested to execute a Guaranty and/or any Security Document as provided in Section 6.2(p) below.

“Guarantors” means the Initial Guarantors and each other Person that hereafter executes and delivers a guaranty of all or any part of the Obligations.

“Guaranty” means any guaranty executed and delivered contemporaneously herewith or at any time hereafter by any Guarantor to Agent, on behalf of Lenders, to guaranty the Obligations.

“HB Potash” means HB Potash LLC, a New Mexico limited liability company.

“Hedging Activities” means, with respect to any Person, activities of such Person directly relating to: (a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and all other agreements and arrangements designed to protect such Person against fluctuations in interest rates, or (b) commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect such Person against fluctuations in the price of oil, gas, hydrocarbons, electricity, potash, magnesium chloride, salt or other minerals.

“IMLLC” has the meaning given such term in the first paragraph of this Agreement.

Indebtedness” means (a) Debt for borrowed money, (b) liabilities and obligations under Hedging Activities, (c) reimbursement obligations and other liabilities of any Borrower or of any Guarantor Subsidiary with respect to surety bonds (whether bid, performance or otherwise) and letters of credit, banker’s acceptances or similar documents or instruments issued for the account of any Borrower or of any Guarantor Subsidiary, (d) indebtedness and liabilities secured by a Lien (other than a Permitted Lien) on or payable out of the proceeds or production from any Borrower Property, regardless of whether such liability has been assumed by any Borrower or any Guarantor Subsidiary, (e) indebtedness evidenced by notes, bonds, debentures, or similar contracts, (f) the principal component of obligations of any Borrower or of any Guarantor Subsidiary as lessee under any lease that has been or should be recorded as a capital lease in accordance with GAAP, (g) any amount payable under an operating lease of equipment, and (h) any guaranty or endorsement of, or responsibility for, any other Indebtedness described in this definition, in each case whether contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise; provided, however, that “Indebtedness” shall not include any trade payable or accrued expense (including accrued wages, salaries, benefits, taxes, etc.) that is not represented by a promissory note or similar evidence of indebtedness and that is either not more than 90 days past due or by its terms is due not more than 90 days after the date of the sale or provision of services giving rise thereto.

“Initial Advance” means the first Revolving Advance, which shall be made on the date that Borrowers submit the Advance Request therefor pursuant to Section 2.1(a) below (or if all conditions precedent set forth in Article IV have not been satisfied or waived by Agent and

Lenders as of such date, the first Business Day thereafter on which all such conditions precedent have been waived by Agent and Lenders or satisfied), in the following amount: (a) the amount required to repay in full the Existing USB Loan, including without limitation any and all outstanding principal, accrued interest and unpaid fees and expenses payable thereunder, plus (b) the amount required to repay in full the Long Canyon Note, including without limitation any and all outstanding principal, accrued interest and unpaid fees and expenses payable thereunder, plus (c) the amount required to pay in full any and all fees and expenses payable to Agent or any Lender on or before the funding of the Loans pursuant to the terms of this Agreement or the Fee Letter, minus (d) $50,000,000.

“Initial Commitment (Revolver)” means, as to any Lender, the amount shown for that Lender under the Column headed “Initial Commitment (Revolver)” on Schedule I attached hereto and made a part hereof.

“Initial Commitment (Term)” means, as to any Lender, the amount shown for that Lender under the Column headed “Initial Commitment (Term)” on Schedule I attached hereto and made a part hereof.

“Initial Financial Statements” means the audited annual Consolidated financial statements of IMLLC dated as of December 31, 2005, and the unaudited quarterly Consolidated financial statements of IMLLC dated as of March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, copies of which Initial Financial Statements have heretofore been delivered by Borrowers to Agent.

“Initial Guarantors” means: (a) HB Potash, and (b) Moab Gas Pipeline, LLC, a Colorado limited liability company.

“Interest Rate Election” means an election delivered by Borrowers to Agent in the form of Exhibit D attached hereto and made a part hereof (or in a manner otherwise acceptable to Agent).

“IOG” means Intrepid Oil & Gas LLC, a Colorado limited liability company.

“IPMLLC” has the meaning given such term in the first paragraph of this Agreement.

“IPNMLLC” has the meaning given such term in the first paragraph of this Agreement.

“IPWLLC” has the meaning given such term in the first paragraph of this Agreement.

“Lender Hedging Obligations” means Hedging Activities: (a) that are undertaken by or on behalf of any Borrower, (b) as to which any Lender is the named counterparty, and (c) that are permitted under the terms of Section 6.2(o) below.

“Lenders” means each signatory hereto (other than USB, in its capacity as Agent, and Borrowers), including USB in its capacity as a lender hereunder rather than as Agent, and any permitted successor or assignee of each as the holder of a Note.

“Letter of Credit” means a standby letter of credit issued by Agent, on behalf of Lenders, pursuant to Section 2.1 below; provided that any “Letter of Credit” (as defined in the Existing USB Credit Agreement) outstanding on the date of the Initial Advance shall be deemed to have been converted into a “Letter of Credit” hereunder on the date of the Initial Advance.

“LIBOR” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the applicable one-, two-, three- or six-month rate of interest per annum quoted by Agent from Telerate page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the first day of such LIBOR Interest Period), adjusted for any reserve requirement and any subsequent costs arising from any change in government regulation. “LIBOR,” as determined by Agent with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period. If Agent is unable so to determine “LIBOR” for any LIBOR Tranche, or if “LIBOR” would exceed the maximum rate of interest, if any, then permitted to be charged under applicable law, Borrowers shall be deemed. to have elected to have included in the Base Rate Portion the portion of the Revolving Loan that would otherwise have been included in such LIBOR Tranche.

“LIBOR Interest Period” means, with respect to each LIBOR Tranche, a period of one, two, three or six months, as specified in the Interest Rate Election submitted by Borrowers pursuant to Section 2.3(b) below with respect thereto, beginning on and including the date specified as such in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the “LIBOR Interest Period”) the date which corresponds numerically to such beginning date one, two, three or six months thereafter, as applicable (or, if such month has no numerically corresponding date, on the last Business Day of such month); provided that each “LIBOR Interest Period” that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such “LIBOR Interest Period” shall end on the Business Day next preceding such numerically corresponding day. No “LIBOR Interest Period” may be elected with respect to all or any portion of the Revolving Loan that would end after the Maturity Date (Revolving). No “LIBOR Interest Period” may be elected with respect to all or any portion of the Term Loan that would end after the Maturity Date (Term).

“LIBOR Spread” means, with respect to each day during any LIBOR Interest Period, the following: (a) if the Debt Usage Level shall be less than 1.50:1.00 for such day, 1.25 percentage points per annum; (b) if the Debt Usage Level shall be greater than or equal to 1.50:1.00 but less than 2.00:1.00 for such day, 1.50 percentage points per annum; (c) if the Debt Usage Level shall be greater than or equal to 2.00:1.00 but less than 2.50:1.00 for such day, 1.75 percentage points per annum; (d) if the Debt Usage Level shall be greater than or equal to 2.50:1.00 but less than 3.00:1.00 for such day, 2.125 percentage points per annum; and (e) if the Debt Usage Level shall be greater than or equal to 3.00:1.00 for such day, 2.50 percentage points per annum.

“LIBOR Tranche” means a portion of the Revolving Loan (other than Swing-Line Advances or Letters of Credit) or of the Term Loan (but, as to any single LIBOR Tranche, not of both) outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Loan Documents” means this Agreement, the Security Documents, the Notes, the Guarantees, applications for Letters of Credit, Advance requests and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

“Loans” means the Revolving Loan and the Term Loan.

“Long Canyon Note” means the Promissory Note dated December 28, 2006, in the face amount of $95,000,000, made by IMLLC, payable to the order of Long Canyon LLC.

“Majority Lenders” means: (a) at any time when there are three or fewer Lenders hereunder, two or more Lenders which have Percentage Shares aggregating at least 75 percent, and (b) at any time when there are four or more Lenders hereunder, any three or more Lenders which have Percentage Shares aggregating at least 51 percent.

“Mandatory Prepayment Amounts” means any and all of the following amounts: (a) 100 percent of the net cash proceeds received by any Borrower upon the sale, transfer or other disposition of any of its assets (other than inventory sold in the ordinary course of such Borrower’s business, accounts receivable transferred in the ordinary course of business and assets arising out of investing activities, including without limitation assets arising out of Hedging Activities), net of taxes, payments made to repay Debt secured by such assets to the extent such payment is permitted by this Agreement, accounting, consulting and attorneys’ fees and other commissions and premiums and underwriting discounts to obtain such payment, and reasonable reserves to fund indemnification and other contingent obligations attributable to such disposition, except to the extent that such net cash proceeds: (1) are used to acquire replacement assets for the assets being transferred, or (2) do not exceed an aggregate amount of $5,000,000 during any Fiscal Year of Borrowers, and (b) 50 percent of the net cash proceeds received by any Borrower upon the issuance of any subordinated debt or equity securities, except to the extent that such net cash proceeds are used for the Solution Mining Project.

“Material Adverse Effect” means a material adverse effect upon: (a) the business, property, condition (financial or otherwise) or results of operations of Borrowers and their Subsidiaries, taken as a whole, (b) the ability of Borrowers to fully and timely pay the Obligations, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies, taken as a whole, of Agent or Lenders thereunder.

“Maturity Date (Revolving)” means the earlier of: (a) March 9, 2012; provided that, upon the request of Borrowers, Agent and Lenders may, in their sole discretion, extend said date to a date not later than December 31, 2015 by giving written notice of such extension to Borrowers, but nothing contained in this Agreement, the Notes or any other Loan Document shall be deemed to commit or require Agent and Lenders to grant any such requested extension; or (b) such date as the Revolving Loan becomes due and payable in full by acceleration, whether automatically or at the option of Lenders, resulting from the occurrence of an Event of Default, as more fully described in Article VII below.

“Maturity Date (Term)” means the earlier of: (a) March 9, 2014; provided that, upon the request of Borrowers, Agent and Lenders may, in their sole discretion, extend said date to a date not later than December 31, 2015 by giving written notice of such extension to Borrowers, but nothing contained in this Agreement, the Notes or any other Loan Document shall be deemed to commit or require Agent and Lenders to grant any such requested extension; or (b) such date as the Term Loan becomes due and payable in full by acceleration, whether automatically or at the option of Lenders, resulting from the occurrence of an Event of Default, as more fully described in Article VII below.

“Monthly Payment Date” means the last Business Day of each calendar month, commencing March 30, 2007.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” has the meaning given such term in Section 3.7(b) below.

“Notes” means any and all Promissory Notes, substantially in the form of Exhibit A attached hereto and made a part hereof, each made by Borrowers, with one “Note” being payable to the order of each of the Lenders.

“Obligated Person” means any Borrower, any Guarantor or any other Person hereafter becoming liable for repayment of all or any part of the Loans, whether by guaranty, assumption or otherwise.

“Obligations” means any and all Debt from time to time owing by any or all Borrowers to any or all Lenders under or pursuant to any of the Loan Documents, including without limitation the Loans and any and all Lender Hedging Obligations. “Obligation” means any part of the Obligations.

“Overnight LIBOR” means: (a) with respect to any Business Day, the applicable one-month LIBOR rate quoted and reset by Agent for that Business Day from Telerate page 3750 or any successor thereto, adjusted for any reserve requirement and any subsequent costs arising from any change in government regulation, and (b) with respect to any day other than a Business Day, on the rate determined pursuant to clause (a) above for the immediately preceding Business Day. If, for any day, “Overnight LIBOR” cannot be determined by Agent as described above or if “Overnight LIBOR” plus the applicable LIBOR Spread would exceed the maximum rate of interest, if any, then permitted to be charged under applicable law, the Swing-Line Interest Rate shall be determined as set forth in clause (b) of the definition of such term, subject to the provisions of Section 11.6 below.

“Participant” has the meaning given such term in Section 10.2 below.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage Share” means, for any Lender, at any time, the percentage-equivalent of a fraction, the numerator of which is such Lender’s Commitment at that time and the denominator of which is the Aggregate Lenders’ Commitment at that time.

“Percentage Share (Revolving)” means, for any Lender: (a) at any time that Revolving Advances are outstanding hereunder, the percentage-equivalent of a fraction, the numerator of which is the then-outstanding balance of Revolving Advances that have been made by or on behalf of such Lender and the denominator of which is the then-outstanding balance of all Revolving Advances; and (b) at any time that no Revolving Advances are outstanding hereunder, the percentage-equivalent of a fraction, the numerator of which is such Lender’s Commitment (Revolving) at that time and the denominator of which is the Aggregate Lenders’ Commitment (Revolving) at that time.

“Percentage Share (Term)” means, for any Lender, at any time, the percentage-equivalent of a fraction, the numerator of which is the then-outstanding principal balance of the Term Loan that has been made by or on behalf of such Lender and the denominator of which is the then-outstanding principal balance of the Term Loan.

“Permitted Liens” means liens, encumbrances and other matters which are expressly permitted pursuant to the terms of Section 6.2(e) below.

“Permitted Solution Mining Project Security” means a lien on and security interest in the Solution Mining Project (and, if the Solution Mining Project is held in the Solution Mining Sub, the equity interests in the Solution Mining Sub and all assets and rights of the Solution Mining Sub) securing the Permitted Third-Party Solution Mining Project Debt.

“Permitted Third-Party Solution Mining Project Debt” means Debt of HB Potash (or, if the Solution Mining Project is held in the Solution Mining Sub, Debt of Solution Mining Sub) owed to a Person other than Lenders or a Borrower or a Guarantor Subsidiary with a principal amount at any one time outstanding not exceeding $50,000,000 for the construction, development or operation of the Solution Mining Project; provided that: (a) the sole recourse for nonpayment of such Debt is limited to the Solution Mining Project (and, if Solution Mining Project is held in the Solution Mining Sub, the equity interests in the Solution Mining Sub and all assets and rights of the Solution Mining Sub) and (b) at any time any such Debt is outstanding there are no outstanding loans or advances from IMLLC to HB Potash or from HB Potash to the Solution Mining Sub.

“Person” means an individual, corporation, partnership, association, joint-stock company, trust or trustee thereof, estate or executor thereof, limited liability company,

unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Prime Rate” means the fluctuating interest rate per annum announced from time to time by Agent as its prime rate (which may not be the lowest interest rate charged by Agent), adjusted effective as of the effective date of any change in the prime rate so announced by Agent.

“Purchaser” has the meaning given such term in Section 10.3 below.

“Quarterly Payment Date” means the last Business Day of each calendar quarter, commencing June 29, 2007.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984.

“Release Date” means the earlier of the following two dates: (a) the date on which the Obligations have been irrevocably paid and performed in full and the Security Documents have been released of record, or (b) the date on which the liens of the Security Documents have been foreclosed or a deed in lieu of such foreclosure has become fully effective and has been recorded.

“Revolving Advance” means an advance of funds on the Revolving Loan (other than a Swing-Line Advance or the issuance of a Letter of Credit, but including any payment made by Agent or any Lender on a Letter of Credit) to or for the account of Borrowers by Agent, on behalf of Lenders, pursuant to Section 2.1 below.

“Revolving Loan” has the meaning given such term in Section 2.1(e) below.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guarantees, financing statements, continuation statements, assignments, extension agreements and other agreements or instruments now, heretofore or hereafter delivered by any Obligated Person to Agent or any Lender in connection with this Agreement, the Existing USB Credit Agreement or any transaction contemplated hereby or thereby, to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of Borrowers under the Loan Documents, whenever made or delivered.

“Solution Mining Project” means a potash solution mining project (including without limitation underground workings, injection and extraction wells, and facilities and equipment for water and brine treatment, injection, extraction, disposal, pumping, handling, evaporation, recovery, compaction, milling, and processing, and related facilities and equipment, fee interests, leasehold rights, operating rights, rights-of-way, easements, utility services, and all agreements, contracts, authorizations, consents and permits for the development, construction, operation and expansion of the solution mining project and the processing, transportation, marketing and sale of production therefrom) to be constructed and operated by HB Potash (or, at IMLLC’s or HB Potash’s option, the Solution Mining Sub) on the potassium leases and fee interests currently held by HB Potash and such additional leases, interests and rights as may be acquired for such project.

“Solution Mining Sub” means a new Subsidiary of IMLLC or HB Potash that may be formed at the option of IMLLC or HB Potash for the sole purpose of developing, constructing, owning and operating the Solution Mining Project and the processing, transportation, marketing and sale of production therefrom

“Subordinated Debt” means such amount, if any, as may be acceptable to Majority Lenders, of indebtedness or other obligations of any Borrower, to the extent that the rights of the holders thereof to enforce the indebtedness and other obligations of any Borrower thereunder have been subordinated to the rights of Agent and Lenders hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to Majority Lenders.

“Subsidiary” means, as to any Person, any corporation or other entity of which more than 50 percent of the outstanding equity interests having ordinary voting power under ordinary circumstances to elect members of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time equity interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of one or more of Borrowers.

“Swing-Line Advance” means an advance of funds to or for the account of Borrowers made solely by the Swing-Line Lender, pursuant to Section 2.1 below.

“Swing-Line Interest Rate” means, for any day, at Borrowers’ election, which election may be changed by Borrowers not more often than once every 10 Business Days upon at least one Business Days’ prior written notice from Borrowers to Agent, the interest rate per annum equal to either: (a) Overnight LIBOR, as determined for such day, plus the applicable LIBOR Spread in effect for such day, or (b) the Base Rate, as determined for such day, plus the applicable Base Rate Spread in effect for such day.

“Swing-Line Lender” means USB, in its capacity as the sole Lender making Swing-Line Advances, and its successors and assigns in such capacity.

“Taxes” has the meaning given such term in Section 3.7 below.

“Term Loan” has the meaning given such term in Section 2.2(c) below.

“Termination Event” means: (a) the occurrence with respect to any ERISA Plan of a reportable event (as described in Section 4043 of ERISA or the regulations promulgated thereunder); (b) the withdrawal of any Obligated Person or of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a) (2) of ERISA); (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate any ERISA Plan by the PBGC; (e) the receipt by any Obligated Person or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA; or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Transferee” has the meaning given such term in Section 10.4 below.

“USA Patriot Act” means Title III of Pub. L. 107-56, signed into law October 26, 2001.

“USB” has the meaning given such term in the first paragraph of this Agreement.

“Working Capital” means, as to IMLLC and its Consolidated Affiliates: (a) (1) the aggregate current assets of IMLLC and its Consolidated Affiliates, but excluding the following, to the extent that any or all of them would otherwise be included in current assets: that portion of inventory comprised of potash, langbeinite, magnesium chloride and salt located in the evaporation ponds or otherwise in-process, any spare parts and spare equipment and any non-cash current assets resulting from the mark-to-market of Hedging Activities under GAAP, plus (2) prior to the Maturity Date (Revolving), the excess, if any, of: (A) the Aggregate Lenders’ Commitment (Revolving), over (B) the aggregate amount of all Advances outstanding hereunder, plus (B) the face amounts of all Letters of Credit outstanding hereunder, minus (b) the aggregate current liabilities of IMLLC and its Consolidated Affiliates (excluding current maturities of the Loans) and any non-cash current liabilities resulting from the mark-to-market of Hedging Activities under GAAP, all determined in accordance with GAAP.

Section 1.2. Incorporation of Exhibits. All Exhibits attached to this Agreement are a part hereof for all purposes.

Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document; provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” has the inclusive meaning frequently identified by the phrase “and/or”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.5. Calculations and Determinations. All interest and fees accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days; provided that, with respect to interest calculations using the Base Rate, any and all such calculations shall be made on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed. Unless otherwise expressly provided herein or unless Lenders otherwise consent, all financial statements and reports furnished to Agent or Lenders hereunder shall be prepared, and all financial computations and determinations pursuant hereto shall be made, in accordance with GAAP.

ARTICLE II

The Loans

Section 2.1. The Revolving Loan. (a) Subject to the other terms and conditions of this Agreement: (1) each Lender agrees to make (or reimburse Agent for) its Percentage Share (Revolving) of the Initial Advance and all subsequent Revolving Advances to Borrowers from time to time requested upon written notice to Agent from Borrowers no later than 11:00 a.m., Seattle, Washington time: (A) as to the Initial Advance, on the date as of which Borrowers request that the Initial Advance be made, which shall be a Business Day, or (B) as to any subsequent Revolving Advance, on the Business Day prior to the date of any such Revolving Advance, which shall also be a Business Day; provided that, with respect to any Revolving Advance which is to be included in a LIBOR Tranche, the notice to Agent from Borrowers shall be given no later than 11:00 a.m., Seattle, Washington time, at least three Business Days prior to the date of the Revolving Advance; (2) Agent agrees to issue, and each Lender agrees to participate in, Letters of Credit requested by Borrowers from time to time upon written notice to Agent no later than five Business Days prior to the date of issuance of such Letter of Credit, the participation by a Lender in each Letter of Credit to be at a level equal to such Lender’s Percentage Share (Revolving); and (3) the Swing-Line Lender agrees to make (or reimburse Agent for) Swing-Line Advances to Borrowers from time to time requested upon written notice to Agent from Borrowers no later than 11:00 a.m., Seattle, Washington time, on the day of any such Swing-Line Advance, which shall be a Business Day.

(b) The Swing-Line Lender may, at any time in its sole discretion, by notice to Agent (which shall promptly notify each Lender), not later than 11:00 a.m., Seattle, Washington time on the date of the required Revolving Advance pursuant to this Section 2.1(b) (which shall be a Business Day), require Agent to make, and each Lender (including the Swing-Line Lender) to participate in to the extent of its Percentage Share (Revolving), a Revolving Advance in the amount of such Lender’s Percentage Share (Revolving) of any or all outstanding Swing-Line Advances (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing-Line Advances. Any Revolving Advance made pursuant to this Section 2.1(b) shall initially be included in the Base Rate Portion and thereafter may be included in the LIBOR Portion in the manner provided in Section 2.3(b) below and subject to the other conditions and limitations set forth in this Section 2.1. Unless a Lender shall have notified the Swing-Line Lender, prior to the making of any Swing-Line Advance, that any applicable condition precedent set forth in Article IV below had not then been satisfied with respect to such Swing-Line Advance, such Lender’s obligation to make Revolving Advances pursuant to this Section 2.1(b) to repay Swing-Line Advances shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstance, including: (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, the Swing-Line Lender or any other Person, (2) the occurrence or continuance of a Default, (3) any adverse change in the condition (financial or otherwise) of Borrowers, or (4) any other circumstance, happening or event whatsoever. If any Lender fails to make payment to Agent of any amount due under this Section 2.1(b), Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Agent shall have received such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to Agent of any amount due under this Section 2.1(b), such Lender shall be deemed, at the option of Agent, to have unconditionally and irrevocably purchased from the Swing-Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing-Line Advance in the amount of such Lender’s Percentage Share (Revolving) of the required Revolving Advance, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

(c) Each request by Borrowers for a Revolving Advance shall be in the form of Exhibit B attached hereto and made a part hereof. Each request by Borrowers for a Swing-Line Advance shall be in the form of Exhibit C attached hereto and made a part hereof. Each request by Borrowers for the issuance of a Letter of Credit shall be in the form of Exhibit D attached hereto and made a part hereof, and shall be accompanied by an application for issuance of a letter of credit on Agent’s then-standard form, duly executed by Borrowers.

(d) Notwithstanding any other provision of this Agreement or any other Loan Document, except as otherwise provided in Section 2.1(b) above with respect to the conversion of Swing-Line Advances to Revolving Advances, neither Agent nor any Lender shall have any obligation to: (1) make a Revolving Advance or a Swing-Line Advance to Borrowers (or reimburse Agent for a Revolving Advance or a Swing-Line Advance made to Borrowers) after the Maturity Date (Revolving), (2) issue (or participate in the issuance of) a Letter of Credit which expires later than five days prior to the Maturity Date (Revolving) or later than two years after its date of issuance; provided that the foregoing shall not be deemed to limit the issuance of Letters of Credit that are automatically renewable on an annual or other periodic basis unless the beneficiary is notified to the contrary, (3) issue (or participate in the issuance of) a LIBOR Tranche with respect to any one or more Revolving Advances as to which the LIBOR Interest Period does not expire on or before the Maturity Date (Revolving), (4) issue (or participate in the issuance of) a LIBOR Tranche with respect to any one or more Revolving Advances at any time when six or more prior LIBOR Tranches are in effect with respect to the Revolving Loan, (5) make a Revolving Advance if the aggregate amount of the requested Revolving Advance is less than $500,000 or is not an integral multiple of $100,000, except for any Revolving Advance in an amount equal to the entire remaining availability under the Revolving Loan, (6) issue (or participate in the issuance of) a LIBOR Tranche if the aggregate amount of the LIBOR Tranche is less than $500,000 or is not an integral multiple of $100,000, (7) issue (or participate in the issuance of) a Letter of Credit if, after such Letter of Credit is issued, the face amounts of all Letters of Credit outstanding under this Agreement would exceed $10,000,000, (8) make (or reimburse Agent for) a Revolving Advance or a Swing-Line Advance or issue (or participate in the issuance of) a Letter of Credit if, after such Revolving Advance or Swing-Line Advance is made or such Letter of Credit is issued, the aggregate principal amounts of all Revolving Advances outstanding hereunder plus the aggregate principal amounts of all Swing-Line Advances outstanding hereunder plus the face amounts of all Letters of Credit outstanding hereunder would exceed the Aggregate Lenders’ Commitment (Revolving), (9) with respect to a Lender, reimburse Agent for a Revolving Advance or participate in the issuance of a Letter of Credit if, after such Revolving Advance is made or such Letter of Credit is issued, such Lender’s Percentage Share (Revolving) of the aggregate amount of all Revolving Advances outstanding hereunder plus such Lender’s Percentage Share (Revolving) of the face amounts of all Letters of Credit outstanding hereunder would exceed such Lender’s Commitment (Revolving), or (10) with respect to Agent and the Swing-Line Lender, make (or reimburse Agent for) a Swing-Line Advance if, after such Swing-Line Advance is made, the aggregate amount of all then-outstanding Swing-Line Advances shall exceed $15,000,000.

(e) Within the limitation of the Aggregate Lenders’ Commitment (Revolving) and subject to the other terms and provisions hereof, Borrowers may borrow, repay and reborrow in accordance with the terms of this Section 2.1. The Revolving Advances, Swing-Line Advances and Letters of Credit described in this Section 2.1 shall be herein collectively referred to as the “Revolving Loan.” Borrowers hereby irrevocably authorize Lenders to make the Revolving Loan.

Section 2.2. The Term Loan. (a) Subject to the other terms and conditions of this Agreement, each Lender agrees to make (or reimburse Agent for) its Percentage Share (Term) of an amortizing term loan in the amount of $50,000,000 to be made to Borrowers on the same date as the Initial Advance.

(b) Notwithstanding any other provision of this Agreement or any other Loan Document, neither Agent nor any Lender shall have any obligation to: (1) make any advance on the Term Loan to Borrowers (or reimburse Agent for any advance on the Term Loan to Borrowers) other than the advance described in Section 2.2(a) above, (2) issue (or participate in the issuance of) a LIBOR Tranche with respect to any portion of the Term Loan as to which the LIBOR Interest Period does not expire on or before the Maturity Date (Term), (3) issue (or participate in the issuance of) a LIBOR Tranche with respect to any portion of the Term Loan at any time when six or more prior LIBOR Tranches are in effect with respect to the Term Loan, or (4) issue (or participate in the issuance of) a LIBOR Tranche if the aggregate amount of the LIBOR Tranche is less than $500,000.

(c) The amortizing term loan made as described in Section 2.2(a) above shall be herein referred to as the “Term Loan”. Borrowers hereby expressly request and irrevocably authorize Lenders to make the Term Loan.

Section 2.3. The Notes; Interest. (a) Borrowers’ obligation to repay the following, with interest thereon, shall be evidenced by the Note made payable to the order of each Lender: (1) any and all Revolving Advances, which shall be payable to each Lender in accordance with such Lender’s Percentage Share (Revolving), (2) any and all Swing-Line Advances, which shall be payable to the Swing-Line Lender, and (3) the Term Loan, which shall be payable to each Lender in accordance with such Lender’s Percentage Share (Term). The face amount of any Note made payable to a Lender may at any time or from time to time exceed the amount of such Lender’s Commitment; provided that no such face amount shall be deemed to commit or require the affected Lender to lend any amount greater than such Lender’s Commitment.

(b) At any time and from time to time hereafter, if Borrowers desire to include in a LIBOR Tranche all or any portion of the Revolving Loan (other than any outstanding Swing-Line Advances or Letters of Credit) that will not already be included in a LIBOR Tranche as of the beginning of the requested LIBOR Interest Period or all or any portion of the Term Loan that will not already be included in a LIBOR Tranche as of the beginning of the requested LIBOR Interest Period, Borrowers shall deliver an Interest Rate Election to Agent not later than 11:00 a.m., Seattle, Washington time three Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount Borrowers desire to have included in the LIBOR Tranche, the first day of the LIBOR Interest Period, the duration of the LIBOR Interest Period and whether such LIBOR Tranche relates to the Revolving Loan or the Term Loan. As soon as reasonably possible after LIBOR can be determined for the requested LIBOR Interest Period, Agent shall provide to Borrowers a quote of LIBOR for the dollar amount and time period requested by Borrowers. If the inclusion of the requested portion of the Revolving Loan or the Term Loan in the requested LIBOR Tranche is in conformity with all of the terms and provisions of this Agreement, the LIBOR Tranche shall become effective for the requested dollar amount and the applicable LIBOR Interest Period based upon the rate quoted by Agent. Any portion of the Revolving Loan (other than outstanding Swing-Line Advances or Letters of Credit) or the Term Loan which is not included in a LIBOR Tranche shall be included in the Base Rate Portion.

(c) (1) Except as otherwise provided in (4) below, interest on the unpaid principal balance of each LIBOR Tranche shall accrue on a daily basis at an annual rate equal to: (A) LIBOR, as fixed with respect to such LIBOR Tranche, plus (B) the applicable LIBOR Spread in effect for such day. (2) Except as otherwise provided in (4) below, the unpaid principal balance of the Base Rate Portion shall accrue on a daily basis at an annual rate equal to the Base Rate (such interest rate to be adjusted each time that the Base Rate changes) plus the applicable Base Rate Spread in effect for such day. (3) Except as otherwise provided in (4) below, interest on the unpaid principal balance of any and all outstanding Swing-Line Advances shall accrue on a daily basis at an annual rate equal to the applicable Swing-Line Interest Rate for such day. (4) From and after the occurrence, and during the continuance, of any Event of Default hereunder (including without limitation any failure by Borrowers to pay the entire outstanding principal balance of the Revolving Loan, together with all accrued interest, fees and other amounts payable in connection therewith on or before the Maturity Date (Revolving) or any failure by Borrowers to pay the entire outstanding principal balance of the Term Loan, together with all accrued interest, fees and other amounts payable in connection therewith on or before the Maturity Date (Term)), interest on any LIBOR Tranche, on the Base Rate Portion and on any outstanding Swing-Line Advances shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at the annual rate otherwise applicable to such LIBOR Tranche, Base Rate Portion or Swing-Line Advance plus two percentage points per annum.

(d) Interest accrued on the Base Rate Portion and on any and all outstanding Swing-Line Advances shall be due and payable on each Monthly Payment Date. Interest accrued on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche (and, in the case of any LIBOR Tranche having a LIBOR Interest Period in excess of three months, on the three-month anniversary of the first day of such LIBOR Interest Period). Any then-outstanding interest on the Revolving Loan shall be due and payable not later than the Maturity Date (Revolving). Any then-outstanding interest on the Term Loan shall be due and payable not later than the Maturity Date (Term).

Section 2.4. Mandatory Principal Payments. (a)(1) On or before each Quarterly Payment Date prior to the Maturity Date (Term), Borrowers shall make a principal payment to Agent, on behalf of Lenders in proportion to their respective Percentage Shares (Term), in the amount of $1,250,000 (the “Amortization Amount (Term)”), subject to any applicable adjustment pursuant to Section 2.4(a)(2) below. (2) As to the first payment, if any, made by any Borrower within six months after the date of this Agreement, of an amount in excess of $10,000,000 that constitutes the payment of a Mandatory Prepayment Amount determined under clause (b) of the definition of such term and/or a voluntary prepayment under Section 2.5 below, then the Amortization Amount (Term) shall be reduced to the amount that would be necessary to amortize the outstanding principal balance of the Term Loan with level quarterly principal payments on each Quarterly Payment Date through and including the Quarterly Payment Date for the calendar quarter ending September 30, 2017.

(b) Not later than three Business Days after the receipt by any Borrower of any amount included in Mandatory Prepayment Amounts, Borrowers shall make a principal payment to Agent, on behalf of Lenders in proportion to their respective Percentage Shares (Term), in the amount of the Mandatory Prepayment Amounts so received. Any such amount received by Agent shall be applied first against that portion of the Term Loan that would otherwise have been due and payable on the Maturity Date (Term) until such portion of the Term Loan has been repaid in full and next against quarterly principal payments required under Section 2.4(a) above in the inverse order of approaching maturities.

(c) The outstanding principal balance of the Revolving Loan, together with all unpaid fees and expenses relating thereto as provided herein, shall be due and payable not later than the Maturity Date (Revolving). The outstanding principal balance of the Term Loan, together with all unpaid fees and expenses relating thereto as provided herein, shall be due and payable not later than the Maturity Date (Term). Any payment made by any Borrower for application to the repayment of the Loans after the occurrence and during the continuance of an Event of Default shall be applied ratably between the Revolving Loan and the Term Loan in accordance with the respective amounts due and payable on each.

Section 2.5. Voluntary Prepayments. Borrowers shall have the right to prepay any or all Advances or all or any portion of the outstanding balance of the Term Loan at any time, in whole or in part, without penalty or premium (except as otherwise described in Section 3.5 below); provided that, as to any such prepayment that will result in a prepayment, in whole or in part, of a LIBOR Tranche prior to the last day of the relevant LIBOR Interest Period: (a) Borrowers shall give Agent at least three Business Days’ prior notice thereof, and (b) such prepayment shall be in an amount such that the unpaid principal balance of the prepaid LIBOR Tranche shall continue to be an integral multiple of $100,000 not less than $500,000. Borrowers shall designate whether any such prepayment is to be applied to the repayment of outstanding Revolving Advances, outstanding Swing-Line Advances or the unpaid principal balance of the Term Loan. Any prepayment received by Agent that is to be applied to the repayment of the unpaid principal balance of the Term Loan shall be applied first against that portion of the Term Loan that would otherwise have been due and payable on the Maturity Date (Term) until such portion of the Term Loan has been repaid in full and next against quarterly principal payments required under Section 2.4(a) above in the inverse order of approaching maturities.

Section 2.6. Termination of Agreement; Reduction of Aggregate Lenders’ Commitment (Revolving). (a) Borrowers shall have the right at any time and from time to time, upon not less than three Business Days’ prior written notice to Agent, to terminate this Agreement. No such termination of this Agreement shall be effective until Borrowers have paid in full any and all amounts payable hereunder, including principal, interest, fees, expenses and other amounts and have caused all outstanding Letters of Credit to be terminated and released. Any prepayment made in connection with a termination of this Agreement shall be without penalty or premium (except as otherwise described in Section 3.5 below).

(b) Borrowers shall have the right at any time and from time to time, upon not less than three Business Days’ prior written notice to Agent, to elect to reduce the Aggregate Lenders’ Commitment (Revolving) to an amount less than otherwise specified in this Agreement, which amount shall be specified in such notice and shall be an integral multiple of $1,000,000. Any such election shall be permanent and irrevocable and shall be accompanied by any principal payment required to reduce the outstanding balance of the Revolving Loan to an amount not greater than the reduced Aggregate Lenders’ Commitment (Revolving) so elected. Any such reduction shall result in the pro rata reduction of the Commitments (Revolving) of all Lenders participating in the Revolving Loan.

Section 2.7. Payments to Agent. Borrowers shall pay to Agent, on behalf of Lenders, each payment that Borrowers owe under the Loan Documents not later than 10:00 a.m., Seattle, Washington time, on the due date, in lawful money of the United States of America and in immediately available funds. Any payment received after such time will be deemed to have been made on the next following Business Day. Except as otherwise provided in this Agreement as to LIBOR Tranches, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension. Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment provided in the Notes.

With respect to any regularly scheduled payment of principal, interest, fees or other amounts due and payable hereunder, Borrowers hereby authorize Agent to: (a) debit any deposit account of any Borrower with USB, or (b) make a Swing-Line Advance or a Revolving Advance, in the amount of the payment then due. If there are insufficient funds in such deposit accounts to pay in full the amounts then due, such debits will be reversed (in whole or in part, at Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.

Section 2.8. Use of Proceeds. In no event shall any of the proceeds of the Revolving Loan or the Term Loan be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrowers represent and warrant to Agent and Lenders that no Borrower is engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. Borrowers will use the proceeds of the Loans: (a) initially, for the purposes of refinancing any and all amounts payable under or in connection with the Existing USB Loan, repaying in full the Long Canyon Note and paying in full any and all fees and expenses payable to Agent or any Lender in connection with the funding of the Loans, and (b) thereafter, for general working capital purposes, capital expenditures relating to the maintenance or expansion of existing potash, magnesium chloride or salt mining operations, financing permitted Distributions to members, making permitted acquisitions of other assets or operations, the issuance of Letters of Credit in connection with Borrowers’ business activities and other lawful purposes in connection with Borrowers’ business activities and, to the extent permitted under the terms of this Agreement, making contributions, loans or advances to any Subsidiary of any Borrower for any of the foregoing purposes.

ARTICLE III

Security; Fees; Letters of Credit; LIBOR Provisions

Section 3.1. The Security. The Obligations will be secured on a pari passu basis by the existing Security Documents heretofore executed and delivered in connection with the Existing USB Credit Agreement, the Security Documents executed and delivered contemporaneously herewith and any additional Security Documents hereafter delivered by any Obligated Person and accepted by Agent, on behalf of Lenders; provided that, promptly after a written request from Borrowers to Agent, contemporaneously with the incurrence of any Permitted Third-Party Solution Mining Project Debt, Agent and Lenders hereby agree to partially release the Security Documents insofar as they cover any Permitted Solution Mining Project Security.

Section 3.2. Perfection and Protection of Security Interests and Liens. Borrowers will from time to time deliver (or cause to be delivered) to Agent, on behalf of Lenders, any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrowers or any other Obligated Person, in form and substance reasonably satisfactory to Agent, which Agent may request for the purpose of perfecting, confirming or protecting Lenders’ Liens and other rights in the Collateral.

Section 3.3. Bank Accounts and Offset. To secure the repayment of the Obligations, each Borrower hereby grants to Agent, on behalf of Lenders, a security interest, a lien and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Borrower now or hereafter held or received by or in transit to any Lender from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of such Borrower with any Lender, and (c) any other credits and claims of such Borrower at any time existing against any Lender, including without limitation claims under certificates of deposit; provided that the foregoing shall not apply to any amounts held by any Lender in the capacity of an escrow agent. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized to foreclose upon, offset, appropriate and apply, at any time and from time to time, without notice to Borrowers, any and all items hereinabove referred to against the Obligations (whether or not such Obligations are then due and payable).

Section 3.4. Fees. (a) Borrowers shall pay to Agent, for the account of each Lender, for the time period commencing on and including the date of the Initial Advance to but excluding the Maturity Date (Revolving), on the last day of each calendar quarter prior to the Maturity Date (Revolving) (or, if such last day is not a Business Day, on the next succeeding Business Day), and on the Maturity Date (Revolving) (or, if the Maturity Date (Revolving) is not a Business Day, on the next succeeding Business Day), a nonrefundable commitment fee in an amount equal to the following, computed on a daily basis: (1) the Commitment Fee Rate per annum as of each day in such calendar quarter or other time period, times (2) the excess, if any, of: (A) such Lender’s Commitment (Revolving), over (B) the sum of: (i) such Lender’s Percentage Share (Revolving) of the aggregate outstanding principal balance of all Revolving Advances, plus (ii) such Lender’s Percentage Share (Revolving) of the face amounts of all outstanding Letters of Credit, plus (iii) in the case of the Swing-Line Lender only, the aggregate principal balance of any and all Swing-Line Advances outstanding as of the end of such day, times (3) the length of such calendar quarter or other time period, expressed as a fraction of a year, based on the actual number of days and a 360-day year.

(b) Borrowers shall pay to Agent, for the account of Lenders, a Letter of Credit fee in an amount calculated on a daily basis for each calendar quarter or portion thereof from the date of the Initial Advance through the date that all Letters of Credit have been terminated, in an amount equal to: (1) the applicable LIBOR Spread per annum in effect as of such day, times (2) the sum of the face amounts of all Letters of Credit outstanding for all or any part of such day, times (3) the length of such calendar quarter or other time period, expressed as a fraction of a year; provided that, in addition to the fee described above, if there shall be more than one Lender hereunder as of the date of issuance (or the date of renewal) of any Letter of Credit, Borrowers shall also pay to Agent, for the benefit of Agent and not of Lenders, a fronting fee in an amount equal to 0.125 percentage points per annum times the face amount of such Letter of Credit. In addition, at the time of issuance, amendment or drawing of each Letter of Credit, Borrowers shall pay to Agent, for the account of Agent and not of Lenders, Agent’s customary fees for administrative issuance, amendment or drawing of such Letter of Credit; provided that no such individual administrative issuance, amendment or drawing fee shall exceed $500. The Letter of Credit fee and, the fronting fee described above shall be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-described rates and will be due and payable in arrears on the last day of each calendar quarter (or, if such last day is not a Business Day, on the next succeeding Business Day) and on the Maturity Date (Revolving) (or, if the Maturity Date (Revolving) is not a Business Day, on the next succeeding Business Day).

(c) Borrowers shall pay to Agent such fees as are described in the Fee Letter, which fees shall be for the account of Agent, except to the extent otherwise provided herein or as otherwise agreed between Agent and any Lender.

Section 3.5. Special LIBOR Provisions. (a) If any Lender shall reasonably determine (that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for such Lender to fund, continue or maintain any LIBOR Tranche, the obligation of such Lender to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until such Lender shall notify Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Base Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b) If Agent shall reasonably determine that:

(1) U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available; or

(2) By reason of circumstances affecting Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches;

then, upon notice from Agent to Borrowers, the obligation of Lenders to include any portion of the Loans in a LIBOR Tranche shall forthwith be suspended until Agent shall notify Borrowers that the circumstances causing such suspension no longer exist.

(c) Borrowers agree to reimburse any Lender for any increase in the cost (other than Taxes, which are covered by Section 3.7), to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche as a result of any change in, or in the interpretation of, any law, rule, regulation or other governmental enactment or policy, by any central bank or other governmental authority. Such Lender shall promptly notify Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amount shall be due and payable by Borrowers to such Lender within fifteen days of Borrowers’ receipt of such notice, and such notice shall be prima facie evidence of such increase in cost or reduction of amount receivable.

(d) In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

(1) Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

(2) Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor for reasons beyond the control of such Lender or Agent;

then, upon the written notice of such Lender to Borrowers, Borrowers shall, within fifteen days of receipt thereof, pay such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail in accordance with Exhibit E attached hereto and made a part hereof) shall constitute prima facie evidence of such loss or expense.

Section 3.6. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling any Lender, and such Lender reasonably determines that the rate of return on its or such controlling Person’s capital as a consequence of the Loans is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to Borrowers, Borrowers hereby agree to pay to such Lender, within fifteen days of the effective date of such notice, such additional amount (as may be reasonably determined by such Lender) sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement to Borrowers by any Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be prima facie evidence of such amount or amounts.

Section 3.7. Taxes. (a) Except as otherwise required by applicable law, all payments by Borrowers of principal of, and interest on, either of the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes’ and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts (such non-excluded items being called “Taxes”). Subject to Section 3.7(b) below, in the event that any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrowers will: (1) pay directly to the relevant authority the full amount required to be so withheld or deducted; (2) promptly forward to such Lender an official receipt or other documentation satisfactory to such Lender evidencing such payment to such authority; and (3) pay such Lender such additional amount or amounts as may be necessary to ensure that the net amount actually received by such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. Moreover, subject to Section 3.7(b) below, if any Taxes are directly asserted against any Lender with respect to any payment received by such Lender hereunder, such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalties, interest or expenses) as may be necessary in order that the net amount -received by such Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Lender would have received had not such Taxes been asserted. If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to any Lender the required receipts or other required documentary evidence, then, subject to Section 3.7(b) below, Borrowers shall indemnify, save and hold harmless such Lender from and against any incremental Taxes, interest or penalties that may become payable by such Lender as a result of any such failure.

(b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date that it becomes a Lender hereunder: (1) deliver to Borrowers and to Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (2) deliver to Borrowers and to Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to Borrowers and to Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrowers or Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrowers and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(c) For any period during which a Non-U.S. Lender has failed to provide Borrowers with an appropriate form pursuant to Section 3.7(b) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.7 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.7(b) above, Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(d) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(e) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify Agent of a change in circumstances which rendered its exemption from withholding ineffective or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding therefor or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this Section 3.7(e), together with all costs and expenses related thereto (including expenses and fees and/or time charges of the attorneys for Agent, who may be employees of Agent). The obligations of Lenders under this Section 3.7(e) shall survive the payment of the Obligations and termination of this Agreement.

Section 3.8. Obligations Absolute. The obligation of Borrowers to repay any amount drawn on Agent pursuant to the terms of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a) The existence of any claim, set-off, defense or other right which Borrowers may have at any time against any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transactions;

(b) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(c) Payment by Agent under any Letter of Credit against presentation of a draft or certificate which does not comply in all material respects with the terms of such Letter of Credit.

Payment by Borrowers of a reimbursement obligation in connection with a Letter of Credit issued pursuant to this Agreement shall not be deemed a waiver of any rights of Borrowers against Agent or any Lender under Section 3.10(d) below.

Section 3.9. Indemnification. Borrowers hereby indemnify and hold harmless Agent and each Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Agent or any such Lender may incur (or which may be claimed against Agent or any such Lender by any Person) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided, however, that Borrowers shall not be required to indemnify Agent or any Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of’ Agent or such Lender in connection with paying a draft presented under a Letter of Credit. Nothing in this Section 3.9 is intended to limit the obligation of Borrowers to repay any amount drawn on Agent pursuant to the terms of a Letter of Credit.

Section 3.10. Liability of Agent and Lenders. Borrowers assume all risks of the acts or omissions of any beneficiary or permitted transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of Agent, Lenders or any of their respective employees, officers or directors shall be liable or responsible for:

(a) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith;

(b) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) Payment by Agent against presentation of documents which do not comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to the applicable Letter of Credit; or

(d) Any other circumstance whatsoever in making or failing to make payment under the Letter of Credit, except only that Borrowers shall have a claim against Agent or a Lender, and Agent or such Lender shall be liable to Borrowers, to the extent, but only to the extent, of any direct (as opposed to consequential) damages suffered by Borrowers which were caused by:

(1) Agent’s or such Lender’s willful misconduct, bad faith or gross negligence in connection with the Letter of Credit; or

(2) Agent’s or such Lender’s bad-faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

ARTICLE IV

Conditions Precedent to Loans

Section 4.1. Conditions Precedent to Initial Advance. Neither Agent nor Lenders shall have any obligation to make the Initial Advance or the Term Loan or to issue or participate in any Letter of Credit unless Agent shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to Agent:

(a) The Notes, payable to the order of each initial Lender.

(b) A certificate of an officer or manager, as applicable, of each Borrower and of each Guarantor, which shall contain the names and signatures of the persons authorized to execute the Loan Documents on behalf of such Borrower or Guarantor and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the articles of organization and the operating agreement or the articles of incorporation and the bylaws of such Borrower or Guarantor and all amendments thereto, and (2) a copy of any resolutions of the managers, members, shareholders, board of directors or other governing body of such Borrower or Guarantor required by the governing documents of such Borrower or Guarantor authorizing the Loan Documents to which such Borrower or Guarantor is a party and the transactions contemplated hereby.

(c) A compliance certificate from a manager of IMLLC in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b), and (c) of Section 4.2 below and such other matters as Agent may request.

(d) Any and all new Security Documents and amendments of the existing Security Documents required by Agent, on behalf of Lenders.

(e) Such reports, certifications and other information as may be reasonably satisfactory to Agent concerning the condition of the Borrower Properties and the compliance or non-compliance with all Environmental Laws, regulations and standards by the owners and operators thereof.

(f) Such reports, certifications and other information as may be required for Agent’s internal commercial finance auditors to perform a collateral audit upon the Collateral in a manner satisfactory to Agent, and such pro forma financial statements and other financial statements with respect to Borrowers as Agent may reasonably require.

(g) Such legal opinions concerning Borrowers’ authority to enter into the Loan Documents, the enforceability of the Loan Documents and other matters as may be satisfactory to Agent, and such title opinions, supplemental title opinions, UCC searches and other title information as may be reasonably satisfactory to Agent.

(h) Any and all other Loan Documents.

(i) Payment of any and all amounts due and payable under this Agreement or under the Fee Letter upon or prior to the funding of any of the Loans, and reimbursement for any and all reimbursable costs and expenses (or reasonable estimates thereof) incurred or to be incurred by Agent in connection with this Agreement or any other Loan Document.

Section 4.2. Additional Conditions Precedent. Neither Agent nor Lenders shall have any obligation to make the Initial Advance, the Term Loan or any subsequent Advance, or any obligation to issue or participate in any Letter of Credit, unless the following conditions precedent have been satisfied:

(a) All representations and warranties made by Borrowers in any Loan Document shall be true and correct in all material respects on and as of the date of the Advance or of the Term Loan or the date of issuance of the Letter of Credit as if such representations and warranties had been made as of such date except with respect to those representations and warranties which are expressly limited to a specific date.

(b) No Default shall have occurred and be continuing as of the date of the Advance or of the Term Loan or the date of issuance of the Letter of Credit.

(c) Borrowers shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by them on or prior to the date of the Advance or of the Term Loan or the date of issuance of the Letter of Credit.

(d) The making of the Advance or of the Term Loan or the issuance of the Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject Agent or any Lender to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

Section 4.3. Condition Precedent to Effectiveness of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Fee Letter or any of the other Loan Documents executed and delivered contemporaneously herewith, unless and until the Initial Advance shall have been requested by Borrowers, and shall have been made by Agent and/or Lenders to Borrowers: (a) neither this Agreement, the Fee Letter nor any of the other Loan Documents executed and delivered contemporaneously herewith shall become effective, (b) none of Agent, Lenders or Borrowers shall have any rights or obligations hereunder, under the Fee Letter or under any of said other Loan Documents, (c) the calculation of interest and fees payable under the terms of this Agreement, the Fee Letter or any of said other Loan Documents shall not commence, and (d) the Existing USB Loan shall remain in full force and effect, as governed by the Existing USB Credit Agreement, the Existing USB Note and the other documents executed in connection therewith; provided that this Agreement, the Fee Letter and any and all other Loan Documents executed and delivered contemporaneously herewith shall be void and of no force or effect unless the Initial Advance is made on or before March 23, 2007.

ARTICLE V

Representations and Warranties

Section 5.1. Borrowers’ Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make the Loans, Borrowers represent and warrant to Agent and Lenders (which representations and warranties shall survive the delivery of the Notes and shall be deemed to be remade as of the date of each Advance, the date of the Term Loan, the date of each issuance of a Letter of Credit and the date of any certificate delivered pursuant to Section 6.1(b)(3) below or Section 6.1(l) below) that:

(a) No Default. No Borrower is in default in any material respect in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

(b) Organization and Good Standing. IMLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and to enter into and carry out the transactions contemplated hereby. IPMLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having all powers required to carry on its business and to enter into and carry out the transactions contemplated hereby. IPNMLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Mexico, having all powers required to carry on its business and to enter into and carry out the transactions contemplated hereby. IPWLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and to enter into and carry out the transactions contemplated hereby. Except as would not have a Material Adverse Effect, each Borrower is duly qualified, in good standing, and authorized to do business in all jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(c) Authorization. Each Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated hereby and thereby and the performance of its obligations thereunder.

(d) No Conflicts or Consents. The execution and delivery by the various Obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not: (1) conflict with any provision of: (A) any domestic or foreign law, statute, rule or regulation, (B) the governing documents of any Obligated Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Obligated Person, except, in the case of this clause (C), as would not have a Material Adverse Effect, (2) result in the acceleration of any Debt owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any Obligated Person, except as expressly contemplated by the Loan Documents. Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and as limited by general equitable principles.

(f) Initial Financial Statements. To the best of Borrowers’ knowledge, the Initial Financial Statements heretofore delivered by Borrowers to Agent fairly present in all material respects the Consolidated financial position of IMLLC at the dates thereof, and no event or condition has occurred or failed to occur since said dates that has had a Material Adverse Effect upon the Consolidated financial condition of IMLLC, except as has been described in the Disclosure Schedule. To the best of Borrowers’ knowledge, all Initial Financial Statements were prepared in accordance with GAAP (except, with respect to the quarterly financial statements, for the absence of footnotes and normal year-end adjustments for accruals).

(g) Other Obligations. As of the dates of the Initial Financial Statements, no Borrower had any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments, but excluding, as to the quarterly Initial Financial Statements, information generally included in footnotes and normal year-end adjustments for accruals) which was required to be included in financial statements prepared in accordance with GAAP and which was not shown in the Initial Financial Statements.

(h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Borrower to Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact actually known to any Borrower necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made. As of the date of this Agreement, no Borrower is aware of any material fact that has not been described in the Disclosure Schedule which would reasonably be expected to have a Material Adverse Effect, except for matters inherent in the type of business being conducted by Borrowers of which a knowledgeable lender would reasonably be expected to be aware without being advised thereof by its borrower. To the best of each Borrower’s knowledge, any and all information and data provided to Agent or any Lender by any Borrower concerning any of the Borrower Properties is based upon complete and accurate factual information in all material respects, it being understood that such information may include professional opinions, estimates and projections that Borrowers do not warrant will ultimately prove to have been accurate.

(i) Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule: (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the actual knowledge of any Borrower threatened, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to materially and adversely affect the right or ability of any Obligated Person or to enter into the Loan Documents or to perform its obligations thereunder, and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which would reasonably be expected to have any such effect.

(j) Title to Properties. To the best of each Borrower’s knowledge and subject to typical mineral-industry operating agreements and product-purchase contracts, except as disclosed in the Disclosure Schedule, each Borrower has good and defensible title to the assets and properties that it purports to own, free and clear of all liens, encumbrances and defects of title, except for Permitted Liens. Except as disclosed in the Disclosure Schedule, each Borrower enjoys peaceful and undisturbed possession under all material leases under which it operates, and all such leases are valid and subsisting, with no material default existing thereunder.

(k) Place of Business. Both the chief executive office of each Borrower and the principal place of business of each Borrower are located at the address of Borrowers set forth in the Disclosure Schedule.

(l) Taxes. All tax returns required to be filed by any Borrower in any jurisdiction prior to the date hereof have been filed (subject to the proper filing of extensions); all taxes, assessments, fees and other governmental charges upon any Borrower or upon any of any Borrower Properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof.

(m) Use of Proceeds. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Revolving Loan or the Term Loan will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock. No Borrower nor any Person acting on any Borrower’s behalf has taken or will take any action which might cause this Agreement or the Notes or the application of the proceeds of the Revolving Loan or the Term Loan to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

(n) Environmental Matters. Except for those conditions described in the Disclosure Schedule and except as would not have a Material Adverse Effect:

(1) neither any property of any Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or governmental authority or any Environmental Law;

(2) no property of any Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of Borrowers, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of Borrowers, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority or to any remedial obligations under Environmental Law;

(3) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of Borrowers, including, without limitation, past or present treatment, storage, disposal or release of any hazardous substance, hazardous waste or other material into the Environment, have been duly obtained or filed, and Borrowers are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(4) any and all hazardous substances, hazardous wastes and other materials generated at any property of any Borrower have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of Borrowers, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to the knowledge of Borrowers, threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Laws;

(5) Borrowers have taken all steps reasonably necessary to determine and has determined that no hazardous substance, hazardous waste or other material, has been disposed of or otherwise released and there has been no threatened release of any of the foregoing on or to any property of any Borrower except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(6) no Borrower has any known contingent liability or the responsibility for any remedial work in connection with any release or threatened release of any hazardous substance, hazardous waste or other material into the Environment.

(o) ERISA Liabilities. All currently existing ERISA Plans have been described in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and the Obligated Persons and all ERISA Plans are in compliance with ERISA in all material respects. No act, omission or transaction has occurred which could result in the imposition on any Obligated Person or any ERISA Affiliate (whether directly or indirectly) of a civil penalty assessed pursuant to any of subsections (c), (i) or (1) of Section 502 of ERISA, a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or a breach of fiduciary duty liability damages under Section 409 of ERISA. No ERISA Plan (other than a defined contribution plan) or any trust created under any ERISA Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums that are not past due) by any Obligated Person or any ERISA Affiliate has been or is expected by any Obligated Person or any ERISA Affiliate to be incurred with respect to any ERISA Plan. No Obligated Person is required to contribute to, or has any other absolute or contingent liability in respect of, any multiemployer plan (as defined in Section 4001 of ERISA). Except as set forth in the Initial Financial Statements: (1) the Obligated Persons and the ERISA Affiliates have made full payment of any and all amounts required to be paid under the terms of each ERISA Plan or applicable law, and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the

Secretary of the Treasury or his delegate, and (2) the actuarial present value of each ERISA Plan’s benefit liabilities (as defined in Section 4041 of ERISA) does not exceed the current value of such ERISA Plan’s assets (computed on a plan termination basis in accordance with Title IV of ERISA) available for the payment of such benefits. Neither any Obligated Person nor any ERISA Affiliate sponsors, maintains or contributes to an employee welfare benefit plan (as defined in Section 3(1) of ERISA), including without limitation any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such Obligated Person or ERISA Affiliate in its sole discretion at any time without material liability. Neither any Obligated Person nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Internal Revenue Code because of an amendment to an ERISA Plan that results in an increase in current liability for such ERISA Plan.

(p) Investment Company Act Not Applicable. No Borrower is an “investment company” or a person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.2. Representations by Lenders. Each Lender hereby represents that it will acquire its Note for its own account in the ordinary course of its commercial banking business; provided that, subject to the provisions of Article VIII below, the disposition of each Lender’s property shall at all times be and remain within its control, and this section does not prohibit any Lender’s sale of its Note or of any participation in its Note to any bank, financial institution, investor or other purchaser.

ARTICLE VI

Covenants of Borrowers

Section 6.1. Affirmative Covenants. Borrowers covenant and agree that, until the full and final payment of the Obligations and the termination of this Agreement, unless Lenders have previously agreed otherwise in writing:

(a) Payment and Performance. Borrowers will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all material respects observe, perform and comply with every covenant, term and condition in the Loan Documents. Borrowers will also cause each Guarantor to observe, perform and comply, in all material respects, with every such term, covenant and condition, to the extent applicable to such Guarantor.

(b) Books, Financial Statements and Records. Each Borrower will at all times maintain full and accurate books of account and records, will maintain a standard system of accounting in accordance with GAAP and will furnish the following statements and reports to Lenders at Borrowers’ expense:

(1) As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2006, complete Consolidated and consolidating financial statements of IMLLC, prepared in reasonable detail and in accordance with GAAP, which annual financial statements shall be audited by an independent certified public accountant reasonably acceptable to Agent. These financial statements shall contain at least a balance sheet as of the end of such Fiscal Year and a statement of earnings, cash flows and members’ equity, setting forth in comparative form the corresponding figures for the preceding Fiscal Year and shall provide detail on a statement of operations with respect to the individual operations of IMLLC, IPMLLC, IPNMLLC and IPWLLC;

(2) As soon as available and in any event within 60 days after the end of each Fiscal Quarter (including without limitation the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending December 31, 2006, complete Consolidated and consolidating financial statements of IMLLC for such Fiscal Quarter and for the then-current Fiscal Year, prepared in reasonable detail and in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments);

(3) At the time of submission of the financial statements described in (1) and (2) above, a report in the form of Exhibit G attached hereto and made a part hereof, signed by an officer or manager of each entity for which financial statements are being submitted: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, (C) stating that after reviewing the financial statements described above he has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted an Event of Default or a Default, or, if he did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and Borrowers’ compliance or non-compliance with, the financial covenants set forth in Sections 6.2(a), 6.2(b) and 6.2(c) below;

(4) As soon as available, and in any event: (A) by March 31, 2007, as to the Fiscal Quarter ending December 31, 2006, and (B) within 60 days after the end of each subsequent Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2007, a report in the form of Exhibit I attached hereto and made a part hereof, describing, for each calendar month during such Fiscal Quarter, the gross volume of mineral production and sales attributable to mineral production (and the prices at which such sales were made and the revenues derived from such sales) for each mining operation of any Borrower, and describing the related ad valorem, severance and production taxes, operating expenses and general and administrative expenses attributable thereto and incurred for each such calendar month;

(5) As soon as available and in any event within 30 days after filing, copies of any and all federal income tax forms filed by any Guarantor;

(6) As soon as available and in any event by March 30, 2007 and February 28 of each year thereafter, commencing February 28, 2008, Borrowers’ internally-prepared one-year, five-year and twenty-year mine plans, together with any related budgets, forecasts and financial statement projections for the mining operations of any and all Borrowers;

(7) Not later than March 30, 2007, an engineering report in form and substance reasonably acceptable to Agent, prepared by an independent mining engineer chosen by Borrowers and reasonably acceptable to Agent, containing an evaluation of all material Borrower Properties and showing the estimated rates of mineral production and sales therefrom and the estimated capital and operating costs to be incurred in connection therewith for at least the ensuing 15 years; and

(8) If so requested by Agent or Lenders, promptly upon their becoming available, copies of all mining or environmental forms or reports, registration statements, periodic reports and other statements and schedules filed by any Borrower with any local, state or federal governmental authority.

(c) Other Information and Inspections. Borrowers will cause each Obligated Person to furnish to Lenders any information which Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the businesses or operations of any of the Obligated Persons. Borrowers will cause each Obligated Person to permit representatives appointed by Agent or any Lender, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, at their sole risk, any of such Persons’ property, including their books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Obligated Person shall permit Agent or any Lender or their respective representatives to investigate and verify the accuracy of the information furnished to Agent or any Lender in connection with the Loan Documents and to discuss all such matters with such Person’s officers, managers and independent accountants (provided that, in the case of independent accountants, an executive officer or manager of such Obligated Person shall be entitled to be present).

(d) Notice of Material Events. Borrowers will promptly notify Agent: (1) of any condition or event that shall have occurred or failed to occur that shall have had a Material Adverse Effect upon any Obligated Person, (2) of the occurrence of any Default, (3) of the acceleration of the maturity of any indebtedness for borrowed money owed by any Obligated Person or of any default by any Obligated Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, (4) of any uninsured claim of $1,000,000 or more asserted against any Obligated Person or against any of their respective properties, (5) of the filing of any suit or proceeding against any Obligated Person (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision would reasonably be expected to have a Material Adverse Effect upon any such Person’s financial condition, business or operations (or would reasonably be expected to result in a judgment not covered by insurance of $1,000,000 or more against any such Person), (6) of the merger or consolidation of any Obligated Person with any other business entity, and (7) of the sale, transfer, lease, exchange or disposal by any Borrower of any material assets or properties or any assets or properties with a value in excess of $1,000,000, except sales of already-severed oil, gas, hydrocarbons, potash, salt, water, magnesium chloride or other minerals in the ordinary course of any such Person’s business. Upon the occurrence of any of the foregoing, Borrowers will cause the Obligated Persons to remedy promptly any such Material Adverse Effect, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Each Borrower will also notify Agent in writing at least twenty Business Days prior to the date that such Borrower changes its name or its state of organization or incorporation or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Agent and its counsel to prepare the same.

(e) Maintenance of Existence and Qualifications. Each Borrower will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except: (1) where the failure so to qualify will not have a Material Adverse Effect, or (2) the conversion of IMLLC into a Delaware limited liability company within 20 Business Days after the date of the Initial Advance upon the execution and delivery by IMLLC to Agent of all Loan Documents reasonably required by Agent in connection therewith.

(f) Maintenance of Properties. Each Borrower will in all material respects maintain, preserve, protect and keep all property used or useful in the conduct of its business in accordance with the standards of a reasonable and prudent operator.

(g) Payment of Trade Debt, Taxes, etc. Each Obligated Person will: (1) timely file all required tax returns; (2) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with its present system of accounting. Each Obligated Person will pay and discharge in all material respects, when due, all other Debt, taxes or assessments now or hereafter owed by it. Each Obligated Person may, however, delay paying or discharging any such Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(h) Insurance. Each Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

(i) Payment of Expenses. Borrowers will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred: (1) by or on behalf of Agent (including attorneys’ fees) in connection with: (A) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), and any and all consents, waivers or other documents or instruments relating thereto, (B) Agent’s collateral audit, including Agent’s internal commercial finance audit fees and expenses, (C) the filing, recording, refiling and re-recording of any Security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re- recorded by the terms of any Loan Document, and (D) the examination of the title of any Borrower to any of their respective assets, and (2) by or on behalf of Agent or any Lender

(including attorneys’ fees) in connection with the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents.

(j) Performance on Borrowers’ Behalf. If any Obligated Person shall fail to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, Agent, on behalf of Lenders, may pay the same. Borrowers shall immediately reimburse Agent, on behalf of Lenders, for any such payments and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.3(c)(4) above, from the date such amount is paid by Agent, on behalf of Lenders, until the date such amount is repaid to Agent, on behalf of Lenders.

(k) Compliance with Agreements and Law. Each Borrower will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in a manner that will not result in a Material Adverse Effect. Each Borrower will conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters), except as will not have a Material Adverse Effect.

(l) Certifications of Compliance. Each Obligated Person will furnish to Agent at Borrowers’ expense all certifications which Agent or any Lender from time to time reasonably requests, as to the accuracy and validity in all material respects at such time of all representations and warranties and compliance in all material respects with all covenants made by any Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

(m) Additional Security Documents. Promptly after a request therefor by Agent, on behalf of Lenders, at any time and from time to time, each Borrower will execute and deliver to Agent, on behalf of Lenders, such additional Security Documents and/or amendments to existing Security Documents as Agent, on behalf of Lenders, may reasonably deem necessary or appropriate in order to create, protect or preserve the liens, security interests and other rights intended to be held by Agent, on behalf of Lenders, in the Collateral.

(n) Operating Accounts. Each Borrower will maintain its principal operating accounts with USB, into which accounts the proceeds of the sales of production from the properties owned by such Borrower will be paid promptly after the receipt thereof by such Borrower.

(o) ERISA Compliance. Each Borrower and each ERISA Affiliate will: (1) make prompt payment of all contributions required under any and all ERISA Plans and as required to meet the minimum funding standard set forth in ERISA with respect to any and all ERISA Plans, (2) if so requested by Lenders, within 30 days after the filing thereof, furnish to Agent each annual report/return, as well as all schedules and attachments required to be filed with the Department of Labor or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with any and all ERISA Plans for each ERISA Plan year, and (3) notify Agent immediately of any fact, including, but not limited to, any reportable event (as described in Section 4043 of ERISA or the regulations promulgated thereunder) arising in connection with any and all ERISA Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plans, together with a statement, if requested by Lenders, as to the reason therefor and the action, if any, proposed to be taken with respect thereto.

(p) Environmental Matters. Borrowers will promptly notify Agent in writing of any existing, pending or, to the best knowledge of Borrowers, threatened, investigation or inquiry by any governmental authority in connection with any Environmental Law. Borrowers will take all reasonable steps necessary to determine that no hazardous substances, hazardous wastes or solid wastes will be disposed of or otherwise released on or to any of the property owned by any Borrower in violation of any Environmental Law. Each Borrower shall keep all of its property free of any hazardous substance, hazardous waste or solid waste (other than hazardous substances, hazardous wastes and solid wastes normally used or generated in the ordinary course of operation of Borrowers’ facilities and that are properly stored, maintained and disposed of in accordance with Environmental Laws) and to remove the same (or if removal is prohibited by law, to take, at its sole expense, whatever actions are required by law) in accordance with Environmental Laws. Upon Agent’s reasonable request, at any time and from time to time during the term of this Agreement (but no more often than once per calendar year in the absence of the occurrence and continuance of an Event of Default), Borrowers will provide, at Borrowers’ sole expense, an inspection or audit, to be conducted by an engineering or consulting firm approved by Agent, of the properties owned or operated by any or all of the Borrowers, indicating the compliance by Borrowers with all Environmental Laws.

(q) Required Hedging. Not later than 90 days after the date of this Agreement, Borrower shall have entered into hedging transactions effectively converting interest rates on at least 75 percent of the projected outstanding balance of the Term Loan from floating to fixed or from shorter-term fixed to longer-term fixed for a term of not less than four years from the date of this Agreement.

Section 6.2. Negative Covenants. Each Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Lenders have previously agreed otherwise in writing:

(a) Working Capital. Borrowers will not permit the Working Capital of IMLLC and its Consolidated Affiliates to be less than $3,000,000 as of the close of any Fiscal Quarter ending after the date hereof.

(b) Fixed Charge Coverage Ratio. Borrowers will not permit the Fixed Charge Coverage Ratio of IMLLC and its Consolidated Affiliates to be less than 1.30:1.00 as of the close of any Fiscal Quarter ending after the date hereof.

(c) Cash Flow Leverage Ratio. Borrowers will not permit the Cash Flow Leverage Ratio of IMLLC and its Consolidated Affiliates to be greater than 3.50:1.00 as of the close of any Fiscal Quarter ending after the date hereof.

(d) Additional Indebtedness. Neither any Borrower nor any Guarantor Subsidiary will create, incur, assume or permit to exist Indebtedness of such entity except: (1) the Loans, (2) the Dry Lease, (3) Indebtedness disclosed in the Initial Financial Statements or in the Disclosure Schedule, (4) obligations incurred in connection with Hedging Activities permitted pursuant to Section 6.2(o) below, including without limitation Letters of Credit issued under this Agreement (but not letters of credit issued by third parties) and guarantees securing such permitted obligations, (5) Subordinated Debt, (6) reclamation obligations incurred by any Borrower in connection with its operations, including without limitation obligations relating to: (A) the $6,807,000 of reclamation bonds heretofore issued in connection with the operations of IPMLLC, and (B) other bonds, undertakings and financial assurances in an aggregate amount not in excess of $10,000,000 with respect to the reclamation obligations of Borrowers and their Subsidiaries, (7) Indebtedness of the types permitted to be secured by the security interests described in Section 6.2(e)(4) below; provided that the amount of such Indebtedness does not exceed the limits set forth in said Section, (8) capital leases having an aggregate value not in excess of $8,000,000 at any time, (9) operating leases providing for annual rental not in excess of $10,000,000 for any calendar year, (10) guarantees and secondary liability permitted by Section 6.2(j) below, (11) intercompany advances or loans from one Borrower or Guarantor Subsidiary to another Borrower or another Guarantor Subsidiary (including loans or advances for the Solution Mining Project to the Solution Mining Sub provided that it becomes a Guarantor Subsidiary), (12) customer deposits in the ordinary course of business, (13) the Permitted Third-Party Solution Mining Project Debt, and (14) other reasonable obligations (other than obligations for the repayment of borrowed money) incurred by any Borrower or any Guarantor Subsidiary in the ordinary course of operating its business.

(e) Limitation on Liens. Neither any Borrower nor any Guarantor Subsidiary will create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor’s lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of its respective properties or assets, whether now owned or hereafter acquired except:

(1) Liens at any time existing: (A) in favor of Agent, on behalf of Agent or any one or more Lenders, or (B) that are specifically permitted by the express terms of any of the Security Documents;

(2) Liens on any Borrower Property in favor of any bonding company issuing the reclamation bonds described in Section 6.2(d)(6) above;

(3) statutory Liens for taxes, statutory or contractual mechanics’ and materialmen’s Liens incurred in the ordinary course of business, and other similar Liens incurred in the ordinary course of business, provided such Liens secure only Debt which is not delinquent or which is being contested as provided in Section 6.1(g) above;

(4) purchase-money security interests granted by any Borrower or any Guarantor Subsidiary on office equipment, vehicles and other personal property acquired by any such entity in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time shall not exceed $1,000,000 for any Borrower or any Guarantor Subsidiary;

(5) Liens on deposits of cash or cash equivalents made by any Borrower or any Guarantor Subsidiary with such Borrower’s or Guarantor Subsidiary’s counterparties at any time when no Event of Default has occurred and is continuing hereunder to secure any Borrower’s or any Guarantor Subsidiary’s obligation to such counterparties in connection with Hedging Activities permitted pursuant to Section 6.2(o) below;

(6) preferential rights to purchase and required third-party consents to assignments and similar agreements;

(7) rights to consent by, required notices to, filings with, or other actions by local, tribal, state and federal governmental or regulatory authorities in connection with, to the extent and only to the extent permitted by the terms of this Agreement, the sale or conveyance of, or any grant of liens on or security interests in, rights-of-way and easements or interests therein;

(8) the terms and conditions of all applicable oil and gas, potash, potassium, magnesium chloride, salt or other mineral leases;

(9) covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such assets or properties in the normal course of business as presently conducted or materially impair the value thereof for such business; and

(10) Permitted Solution Mining Project Security to secure Permitted Third-Party Solution Mining Debt.

(f) Limitation on Sales of Property. Neither any Borrower nor any Guarantor Subsidiary will sell, transfer, lease, exchange, alienate or dispose of any of the assets of any such entity except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents):

(1) equipment: (A) having a fair market value not in excess of $5,000,000 in the aggregate during any Fiscal Year, (B) which is worthless, obsolete or not used or useful, provided, in the case of this Section 6.2(f)(1)(B), that the proceeds are applied pursuant to Section 2.4(b) above or used to replace such equipment with other equipment of at least equal suitability and value, (C) which is salvaged from wells or properties that have been plugged and/or abandoned by or on behalf of any such entity, or (D) which is the subject of a casualty loss, provided that the proceeds are applied as provided in Section 6.2(f)(1)(B) above;

(2) inventory (including without limitation oil, gas, hydrocarbons, potash, langbeinite, magnesium chloride, salt or other minerals sold as produced) which is sold in the ordinary course of business;

(3) personal property located on oil, gas, hydrocarbon, potash, langbeinite, magnesium chloride, salt or other mineral properties operated by third parties, the sale of which personal property cannot be prevented by any such entity;

(4) dispositions of assets arising out of investing activities, including without limitation assets arising out of Hedging Activities;

(5) the surrender of any contractual right, or the settlement, release or surrender of any contract, tort or other litigation claim in the ordinary course of business; provided that none of the foregoing would reasonably be expected to have a Material Adverse Effect or to adversely affect any of the Collateral;

(6) the abandonment or disposition of intellectual property or other proprietary rights that are, in the reasonable business judgment of IMLCC, no longer practicable to maintain or useful in the conduct of the business of any Borrower or any Guarantor Subsidiary; and

(7) the transfer, lease or sale of the Solution Mining Project to the Solution Mining Sub.

(g) Limitation on Credit Extensions. Neither any Borrower nor any Guarantor Subsidiary will extend credit, make advances or make loans other than: (1) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (2) advances to officers, managers and employees with respect to reasonable expenses to be incurred by those Persons in the ordinary course of business of any Borrower or any Guarantor Subsidiary, (3) loans by IMLLC to IOG not exceeding an aggregate principal balance outstanding at any time of $2,000,000 that are on terms and conditions and at rates comparable to Revolving Advances and that are secured by the membership interests in IOG, (4) loans or advances from one Borrower or Guarantor Subsidiary to another Borrower or another Guarantor Subsidiary, and (5) loans or advances from any or all Borrowers or Guarantor Subsidiaries: (A) to Intrepid Aviation LLC to fund payments due under the Aircraft Lease, or any other aircraft lease, not to exceed $600,000 in any Fiscal Year, and (B) in addition to loans and advances permitted by Section 6.2(g)(5)(A) above, to one or more Subsidiaries that are not Guarantor Subsidiaries, so long as the aggregate principal amount of all such loans and advances shall not exceed $1,000,000 at any time outstanding .

(h) Fiscal Year. Neither any Borrower nor any Guarantor Subsidiary will change its fiscal year.

(i) Amendment of Contracts. Neither any Borrower nor any Guarantor Subsidiary will amend or permit any amendment to any other contract which could reasonably be foreseen to release, qualify, limit, make contingent or otherwise detrimentally affect, in any material way, the rights and benefits of Agent, on behalf of Lenders, under or acquired pursuant to any of the Security Documents.

(j) Limitation on Guarantees. Neither any Borrower nor any Guarantor Subsidiary will assume, guaranty, endorse or be or become secondarily liable for any Debt which is the primary obligation of any other Person, except for: (1) endorsements for collection in the ordinary course of business, (2) the Aircraft Guarantees, (3) guarantees of Debt of one or more other Borrowers or any Guarantor Subsidiaries, to the extent that such Debt is permitted under the terms of this Agreement, and (4) customary indemnification obligations and warranties under leases, Hedging Activities and other contracts in the ordinary course of business of any Borrower or any Guarantor Subsidiary.

(k) ERISA Plans. No Borrower will, nor will any Borrower permit any of its Subsidiaries to, directly or indirectly: (1) engage in, or permit any Subsidiary to engage in, any transaction in connection with which any Borrower or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (2) terminate, or permit any Subsidiary to terminate, any ERISA Plan in a manner, or take any other action with respect to any ERISA Plan, which could result in any liability to any Borrower or any ERISA Affiliate to the PBGC; (3) fail to make, or permit any Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any ERISA Plan, agreement relating thereto or applicable law, any Borrower or any ERISA Affiliate is required to pay as contributions thereto; (4) permit to exist, or allow any Subsidiary to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any ERISA Plan; (5) permit, or allow any Subsidiary to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any ERISA Plan maintained by any Borrower or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such ERISA Plan allocable to such benefit liabilities; (6) assume an obligation to contribute to, or permit any Subsidiary to assume an obligation to contribute to, any Multiemployer Plan; (7) acquire, or permit any Subsidiary to acquire, an 80% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to: (A) any Multiemployer Plan, or (B) any other ERISA Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such ERISA Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such ERISA Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Effect upon any Obligated Person; (8) incur, or permit any Subsidiary to incur, a liability to or on account of an ERISA Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (9) assume an obligation to contribute to, or permit any Subsidiary to assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability; (10) amend or permit any Subsidiary to amend, an ERISA Plan resulting in an increase in current liability such that any Borrower or any ERISA Affiliate is required to provide security to such ERISA Plan under section 401(a)(29) of the Code; or (11) permit to exist any occurrence of any “reportable event” (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any ERISA Plan that could reasonably be expected to result in a Material Adverse Effect upon any Obligated Person.

(l) Environmental Matters. Neither any Borrower nor any Guarantor Subsidiary will cause or permit any Borrower, any Guarantor Subsidiary or any property owned or used by any Borrower or any Guarantor Subsidiary to be in violation, in any material respect, of any Environmental Law. Neither any Borrower nor any Guarantor Subsidiary will cause or permit any action or any failure to act which will subject any Borrower, any Guarantor Subsidiary or any property of any Borrower or any Guarantor Subsidiary to any remedial obligations under any Environmental Law that could have a Material Adverse Effect, assuming full disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Neither any Borrower nor any Guarantor Subsidiary will cause or permit the disposal or other release of any hazardous substance, hazardous waste or solid waste (as defined in the Environmental Laws) on or to any of the Borrower Property except in compliance with all Environmental Laws.

(m) Distributions. IMLLC will not make any Distributions, except as follows (and such exceptions shall not apply if, immediately before, immediately after or as of the end of the Fiscal Quarter in which any such Distribution shall have occurred, any Default shall have occurred and be continuing): (1) for any Fiscal Year of IMLLC, at or within 30 days before the times when taxes (or estimated taxes) are due and payable by the ultimate owners of IMLLC (up to and including April 15 of the succeeding calendar year), IMLLC may make Distributions in an aggregate amount not greater than the product of: (A) the highest tax rate payable on ordinary taxable income under the tax laws of the United States, plus the highest tax rate payable on ordinary taxable income under the tax laws of the State of Colorado, the State of Utah or the State of New Mexico, whichever is greatest, times (B) the taxable income of IMLLC for such Fiscal Year, to the extent that such taxable income is required to be included in the taxable income of the ultimate owners of IMLLC (or, if such taxable income is not known at such time, the then-current estimate of such taxable income; provided that when the actual taxable income of IMLLC is determined for any Fiscal Year, an Event of Default shall be deemed to have occurred unless the owners of IMLLC repay to IMLLC, within 30 days after IMLLC determines that excess Distributions have been made, any Distributions made pursuant to this clause (1) for such Fiscal Year that exceed 110 percent of the amount distributable under this clause (1) for such Fiscal Year, as calculated using the actual taxable income of IMLLC for such Fiscal Year), (2) IMLLC may make a Distribution at a time when the Cash Flow Leverage Ratio (Distributions) of IMLLC and its Consolidated Affiliates shall not be greater than 2.0:1.0 immediately before and immediately after such Distribution and as of both the beginning and the end of the Fiscal Quarter in which such Distribution shall have occurred, (3) an in-kind Distribution of the membership interests in IOG and/or IMLLC’s interests in oil and gas leases and related equipment and facilities formerly owned by IOG, or (4) a Distribution of up to 10 percent of the proceeds received by IMLLC from any issuance of equity in IMLLC that occurs within six months after the date of this Agreement. In calculating the taxable income of IMLLC for purposes of this Section 6.2(m), costs that are capitalized for GAAP purposes but that are passed through to members of IMLLC who then separately elect to deduct or capitalize such costs on their tax returns, will be deemed to be capitalized and amortized over the statutory period.

(n) Reorganizations; Combinations. Except for the conversion of IMLLC to a Delaware limited liability company in accordance with Section 6.1(e) above, neither any Borrower nor any Guarantor Subsidiary will change its name or the nature of its business, reorganize, liquidate, dissolve or enter into any merger, joint venture, partnership or other combination; provided that Lenders will not unreasonably withhold their consent to a merger of IPMLLC, IPNMLLC or IPWLLC into IMLLC so long as Borrowers execute and deliver any and all amendments of the Loan Documents reasonably required by Agent, on behalf of Lenders, in connection therewith and such merger does not, in the reasonable opinion of Lenders, adversely affect the prospects for repayment of either of the Loans.

(o) Hedging Transactions. Borrowers and Guarantor Subsidiaries, in the aggregate, will not at any time have entered into or have become party to any one or more Hedging Activities except for: (1) Hedging Activities in amounts not in excess of 80 percent of the volume, as projected at the times such Hedging Activities are entered into, of Borrowers’ and Guarantor Subsidiaries’ consumption of natural gas, other hydrocarbons or electricity (timed in accordance with Borrowers’ and Guarantor Subsidiaries’ expected usage rates of natural gas, other hydrocarbons or electricity), according to the then most recent forecasts submitted pursuant to Section 6.1(b)(6) above, as such forecasts may be modified or supplemented from time to time by notice from Borrowers to Agent; (2) Hedging Activities effectively converting interest rates from floating to fixed or from shorter-term fixed to longer-term fixed, so long as the notional amounts of such Hedging Activities do not exceed, at the time such Hedging Activities are entered into, the lesser of (A) the forecast aggregate debt level of IMLLC on a Consolidated basis for the time periods covered by such Hedging Activities, or (B) $120,000,000; (3) Hedging Activities required pursuant to Section 6.1(q) above; and (4) Hedging Activities consented to in writing by Majority Lenders.

(p) Additional Subsidiaries. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, create or acquire any additional Subsidiaries (except the Solution Mining Sub) without: (1) the prior written consent of Agent, (2) such new Subsidiary executing and delivering to Agent, at its request, a Guaranty and such other Security Documents, all in form and substance reasonably satisfactory to Agent, as Agent may reasonably request, (3) the equity holder of such Subsidiary executing and delivering to Agent a Security Document pledging all equity interests in such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed powers in blank, if applicable, all in form and substance reasonably satisfactory to Agent, and (4) the delivery by Borrowers and each Subsidiary of any certificates, opinions of counsel, title opinions or other documents as Agent may reasonably request relating to such Subsidiary, all in form and substance reasonably satisfactory to Agent.

ARTICLE VII

Events of Default and Remedies

Section 7.1. Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

(a) Borrowers shall fail to pay any and all of the Obligations when due and payable, whether at a date for the payment of a fixed installment or of a contingent payment or other payment to Agent or any Lender or as a result of acceleration or otherwise; or

(b) Any “default” or “event of default” shall occur under any Loan Document which defines either term; or

(c) Any Obligated Person shall fail to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document applicable to such Obligated Person; provided that as to any Default in compliance with an affirmative covenant contained in Section 6.1 hereof (other than a payment default), Agent shall first have given Borrowers notice of such Default and a reasonable time period (not to exceed 30 days) in which to cure such Default; or

(d) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made; or

(e) Any Obligated Person:

(1) shall suffer the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or shall have any such proceeding commenced against it which remains undismissed for a period of 60 days; or

(2) shall suffer the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Collateral in a proceeding brought against or initiated by it, and such appointment shall neither be made ineffective nor discharged within 30 days after the making thereof, or such appointment shall be consented to, requested by or acquiesced to by it; or

(3) shall commence a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or shall apply for or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Collateral; or shall make a general assignment for the benefit of creditors; or shall fail generally to pay (or shall admit in writing its inability to pay) its debts as such debts become due; or shall take action in furtherance of any of the foregoing; or

(4) shall suffer the entry against it of a final judgment for the payment of money in excess of $1,000,000 (not covered by insurance), unless the same shall be discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof shall be taken within such period and a stay of execution pending such appeal shall be obtained; or

(5) shall suffer the entry of an order issued by any court or tribunal taking, seizing or apprehending all or any substantial part of its property or any part of the Collateral and bringing the same into the custody of such court or tribunal, and such order shall not be stayed or released within thirty days after the entry thereof; or

(f) Either: (1) any accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code) in excess of $1,000,000 shall exist with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (2) any Termination Event shall occur with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $1,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(g) Any default, after giving effect to any applicable period of grace, shall occur with respect to any other indebtedness for borrowed money in an amount in excess of $1,000,000 owed by any Obligated Person to any Person; or

(h) The Guaranty executed by any Guarantor shall cease to be in full force and effect and applicable to any and all of the Obligations covered thereby in accordance with its terms (or any of the foregoing shall be brought into question), whether by operation of law, revocation or attempted revocation or otherwise; or

(i) Any Change in Control shall occur; or

(j) Any material adverse change shall occur in the financial condition, business or operations of any Borrower, which Lenders shall determine, in their sole discretion, would reasonably be expected to have a Material Adverse Effect.

Section 7.2. Remedies. (a) Upon the occurrence of an Event of Default described in any of Sections 7.l(e)(1), 7.l(e)(2) or 7.1(e)(3) above, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrowers. During the continuance of any other Event of Default, Lenders at any time and from time to time (unless all Events of Default have theretofore been remedied) may deliver a written notice to Borrowers declaring any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

(b) If any Default or Event of Default shall occur and be continuing, the obligation of Agent and Lenders to make Advances and to issue Letters of Credit under this Agreement shall be immediately suspended until any such Default or Event of Default shall have been cured. If any Event of Default shall occur, Agent, on behalf of Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Agent, on behalf of Lenders, may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Agent or any Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

Section 7.3. Indemnity. Borrowers hereby agree to indemnify, defend and hold harmless Agent, Lenders and their respective agents, affiliates, officers, directors, and employees from and against any and all claims, losses, demands, actions, causes of action, and liabilities whatsoever (including without limitation reasonable attorneys’ fees and expenses, and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses, and liabilities are proximately caused by Agent’s or any Lender’s gross negligence, bad faith or willful misconduct, (b) any violation on or prior to the Release Date of any Environmental Law, (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on or release from any property owned or operated by any Borrower of hazardous substances or solid wastes disposed of or otherwise released, resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of any such property, regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence, and (d) any and all claims or proceedings (whether brought by a private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance, solid waste or contaminated material located upon or migrating into, from or through any property owned or operated by any Borrower (whether or not the release of such materials was caused by any Borrower, a tenant or subtenant or a prior owner, tenant or subtenant on any such property and whether or not the alleged liability is attributable to the handling, storage, generation, transportation, removal or disposal of such substance, waste or material or the mere presence of such substance, waste or material on any such property), for which Agent or any Lender may have liability due to the making of the Loans, the granting of the Security Documents, the exercise of Agent’s or any Lender’s rights under the Loan Documents or otherwise. WITHOUT LIMITATION, IT IS THE INTENTION OF BORROWERS, AND BORROWERS AGREE, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT) OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of such particular indemnified party. The foregoing indemnities shall not terminate upon the Release Date or upon the release, foreclosure or other termination of the Security Documents, but will survive the Release Date, foreclosure of the Security Documents or conveyances in lieu of foreclosure, and the repayment of the Loans and the discharge and release of the Security Documents and the other documents evidencing and/or, securing the Loans.

ARTICLE VIII

Agent

Section 8.1. Appointment; Nature of Relationship. USB is hereby appointed by each of Lenders as Agent hereunder and under each other Loan Document, and each of Lenders irrevocably authorizes Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Agent agrees to act as administrative agent upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that Agent is merely acting as the contractual representative of Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as Agent: (a) Agent does not assume any fiduciary duties to any of Lenders, (b) Agent is a “representative” of Lenders within the meaning of Section 9-105 of the Uniform Commercial Code, and (c) Agent is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of Lenders hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

Section 8.2. Powers. Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Agent shall not have any implied duties to Lenders, or any obligation to Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by Agent.

Section 8.3. General Immunity. Neither Agent nor any of Agent’s directors, officers, agents or employees shall be liable to any Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the bad faith, gross negligence or willful misconduct of such Person.

Section 8.4. No Responsibility for Loans, Recitals, etc. Neither Agent nor any of Agent’s directors, officers, agents or employees shall be responsible to any Lender for or have any duty to any Lender to ascertain, inquire into, or verify: (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender, (c) the satisfaction of any condition specified in Article IV, except for the receipt of items required to be delivered solely to Agent, (d) the existence or possible existence of any Default, (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, or (f) the financial condition of any Borrower or of any Borrower’s Subsidiaries. Agent shall not have any duty to disclose to Lenders information that is not required to be furnished by Borrowers to Agent at such time, but is voluntarily furnished by any Borrower to Agent (either in its capacity as Agent or in its individual capacity).

Section 8.5. Action on Instructions of Lenders. Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Majority Lenders (or, when expressly required hereunder, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders. Lenders hereby acknowledge that Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Majority Lenders. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders (ratably in accordance with their respective Percentage Shares) against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 8.6. Employment of Agents and Counsel. Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Agent shall be entitled to the advice of counsel concerning the contractual arrangement between Agent and Lenders and all matters pertaining to Agent’s duties hereunder and under any other Loan Document.

Section 8.7. Reliance on Documents; Counsel. Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be employees of Agent.

Section 8.8. Agent’s Reimbursement and Indemnification. Lenders agree to reimburse and indemnify Agent, ratably in accordance with their respective Percentage Shares: (a) for any amounts not reimbursed by Borrowers for which Agent is entitled to reimbursement by Borrowers under the Loan Documents, (b) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by Agent in connection with any dispute between Agent and any Lender or between two or more of Lenders), and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed upon, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against Agent in connection with any dispute between Agent and any Lender or between two or more of Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT; PROVIDED ONLY THAT NO LENDER SHALL BE OBLIGATED UNDER THIS SECTION TO INDEMNIFY AGENT FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS PROXIMATELY CAUSED BY AGENT’S OWN INDIVIDUAL GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT. The obligations of Lenders under this Section 8.8 shall survive payment of the Obligations and termination of this Agreement.

Section 8.9. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless Agent has received written notice from a Lender or Borrowers referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give prompt notice thereof to Lenders.

Section 8.10. Rights as a Lender. In the event Agent is a Lender, Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, at any time when Agent is a Lender, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any Borrower’s Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. Agent, in its individual capacity, is not obligated to remain a Lender.

Section 8.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based upon the financial statements prepared by Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 8.12. Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrowers, such resignation to be effective upon the appointment of a successor Agent, or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any resignation of Agent, the Majority

Lenders shall have the right (with, so long as no Default exists, the consent of Borrowers, which shall not be unreasonably withheld) to appoint, on behalf of Borrowers and Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrowers and Lenders, a successor Agent. Notwithstanding the previous sentence, Agent may at any time without the consent of any Lender and with the consent of Borrowers, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If Agent has resigned or been removed and no successor Agent has been appointed, Lenders may perform all the duties of Agent hereunder and Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with Lenders. No successor Agent shall be deemed to be appointed hereunder until such Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation or removal of Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of Agent, the provisions of this Article VIII shall continue in effect for the benefit of the such Person in respect of any actions taken or omitted to be taken by such Person while such Person was acting as Agent hereunder and under the other Loan Documents. In the event that there is a successor to Agent by merger, or Agent assigns its duties and obligations to an Affiliate pursuant to this Section 8.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

Section 8.13. Delegation to Affiliates. Borrowers and Lenders agree that Agent may delegate any of its duties under this Agreement to any of its respective Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Agent is entitled under Articles VII and VIII.

Section 8.14. Other Agents. No Lender identified on the cover page or the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent”, a “Co-Documentation Agent”, a “Managing Agent” or a “Co-Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

Section 8.15. Withholding and Withholding Certificates. Lenders agree that Agent shall deduct and withhold from payments made to Lenders such amounts as are required under applicable United States federal income tax Laws and state or local tax Laws. The amount to be deducted and withheld by Agent may be reduced or eliminated if, prior to any payment each Lender has provided Agent with any and all appropriate withholding forms as described in Section 3.7 above.

Section 8.16. Decisions by Lenders. Notwithstanding anything to the contrary contained herein, any and all decisions to be made and actions to be taken by Lenders hereunder or under any of the Loan Documents (including without limitation any consent in connection with, waiver of or amendment to, any covenant or any acceleration of the maturity of any of the Loans) may be made or taken by Majority Lenders on behalf of all Lenders; provided that the agreement of Lenders holding Percentage Shares of 100 percent shall be required in order to: (a) waive or consent to any default in the timely payment of principal or interest, (b) approve any release of any of the Collateral, (c) change any interest rate or fee payable with respect to the applicable Loan, (d) increase the Aggregate Lenders’ Commitment, (e) change the Percentage Share (Revolving), the Percentage Share (Term) or the Percentage Share of any Lender or the Commitment of any Lender (other than by a transfer involving such Lender made in accordance with this Article VIII) or the definition of Majority Lenders, (f) extend the Maturity Date (Revolving) or the Maturity Date (Term), or (g) consent to any Distribution by IMLLC.

Section 8.17. Benefit of Article VIII. The provisions of this Article are intended solely for the benefit of Agent and Lenders, and no Obligated Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against Agent or any Lender. Agent and Lenders may waive or amend such provisions as they desire without any notice to or consent of any Obligated Person; provided that any such waiver or amendment shall not impose on any Obligated Person any additional liability, obligation or requirement.

ARTICLE IX

Setoff; Ratable Payments

Section 9.1. Setoff. In addition to, and without limitation of, any rights of Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

Section 9.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its share of the Loans (other than payments received pursuant to Article II above) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its proper share of all Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their proper shares of the Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE X

Benefit of Agreement; Assignments; Participations

Section 10.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and shall inure to the benefit of Agent, Borrowers and Lenders and their respective successors and assigns, except that: (a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 10.3. The parties to this Agreement acknowledge that clause (b) of the foregoing sentence relates only to absolute assignments and does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 10.3. Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 10.3; provided that Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all of the terms and provisions of this Agreement and any and all other Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding upon any subsequent holder or assignee of the rights to such Loan.

Section 10.2. Participations. (a) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other Persons (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement or any other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under this Agreement and the other Loan Documents, all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.

(b) Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement and any and all other Loan Documents.

Section 10.3. Assignments. (a) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other Persons

(“Purchasers”) all or any part of its rights and obligations under this Agreement and the other Loan Documents. Any such assignment shall be made in the form of Exhibit H attached hereto and made part hereof. The consents of Borrowers and Agent (which consents shall not be unreasonably withheld or delayed by any such party) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if an Event of Default shall have occurred and shall be continuing, the consent of Borrowers shall not be required; provided, further, that no assignment shall be permitted if, as of the date thereof, any event or circumstance exists that would result in Borrowers being obligated to pay any greater amount hereunder to the Purchaser than Borrowers are obligated to pay to the assigning Lender. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless Borrowers and Agent otherwise consent) be in an amount not less than the lesser of: (1) $5,000,000 or (2) the entire remaining amount of the assigning Lender’s Commitment (Revolving) or Commitment (Term) and any and all outstanding Loans and participations in Letters of Credit.

(b) Upon: (1) delivery to Agent of an assignment, together with any consents required by Section 10.3(a), and (2) payment of a $3,500 fee to Agent for processing such assignment, such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of Lenders and shall have all the rights and obligations of a Lender under this Agreement and the other Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrowers, Lenders or Agent shall be required to release the transferor Lender with respect to the portion of the Loans and the Commitment assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.3(b), the transferor Lender, Agent and Borrowers shall make appropriate arrangements so that a replacement Note is issued to such transferor Lender and a new Note or, as appropriate, a replacement Note, is issued to such Purchaser, in each case in the appropriate face amounts to reflect the adjustments in their respective Commitments.

Section 10.4. Dissemination of Information. Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrowers and their Subsidiaries, including any information contained in any reports delivered hereunder.

ARTICLE XI

Miscellaneous

Section 11.1. Waiver and Amendment. No failure or delay by Agent or any Lender in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Agent or any Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective against

Agent or Lenders unless it is in writing and signed by Agent and Lenders, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrowers shall in any case of itself entitle Borrowers to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 11.2. Survival of Agreements; Cumulative Nature. All of Borrowers’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of either of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender and all of Agent’s and each Lender’s obligations to Borrowers are terminated. All statements and agreements contained in any certificate or other instrument delivered to Agent or any Lender under any Loan Document shall be deemed representations and warranties by Borrowers to Agent, on behalf of Lenders, and/or agreements and covenants of Borrowers under this Agreement. The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to Agent or any Lender in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Agent or any Lender of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 11.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the address specified for Borrower in the Disclosure Schedule or the address provided for Agent or any Lender in Schedule I attached hereto and made a part hereof (unless changed by similar notice in writing given by the Person whose address is to be changed). Any such notice or communication shall be deemed to have been given upon receipt.

Section 11.4. Joint and Several Liability; Parties in Interest. All obligations of Borrowers hereunder shall be the joint and several, and not merely joint, obligations of each Borrower. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective permitted successors and assigns.

Section 11.5. Governing Law. The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws (other than choice-of-law rules) of the State of Colorado and the laws of the United States of America, except: (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction. Each Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

Section 11.6. Limitation on Interest. Agent, Lenders and Borrowers intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No Obligated Person shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 11.6 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Each of Agent and Lenders expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If: (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Agent’s option, promptly returned to Borrowers or the other payor thereof upon such determination.

Section 11.7. Waiver of Jury Trial, Punitive Damages, etc. EACH OF THE OBLIGATED PERSONS, AGENT AND LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY: (a) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 11.8. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act.

Section 11.9. Release. Upon full payment and satisfaction of the Loans and all other amounts due in connection therewith as provided herein, the parties shall thereupon automatically each be fully, finally and forever released and discharged from any further claim, liability or obligation in connection with the Loans, except that the indemnities contained in Sections 7.3 and 8.8 above shall survive.

Section 11.10. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the full extent permitted by applicable law.

Section 11.11. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

Section 11.12. Conflicts. To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail.

Section 11.13. Entire Agreement. This Agreement, the Notes, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

Section 11.14. Facsimile Delivery. Delivery of this Agreement and any and all other documents to be delivered in connection with this Agreement by any party other than Agent may be effected, without limitation, by faxing a signed counterpart of the signature page of this Agreement or such other document to Agent (any party that effects delivery in such manner hereby agreeing to transmit promptly to Agent actual signed counterparts in such number as Agent may require).

Section 11.15. Supersession. At the time of the Initial Advance, the terms and provisions of this Agreement and the Notes shall supersede the terms and provisions of the Existing USB Credit Agreement, the Existing USB Note and the related documents evidencing the Existing USB Loan in their entirety; provided that, except as specifically amended and restated by any of the Security Documents, the security documents executed and delivered in connection with the Existing USB Credit Agreement shall remain in full force and effect and shall secure the Obligations.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWERS:

INTREPID MINING LLC

By:	/s/ Hugh E. Harvey, Jr.
Hugh E. Harvey, Jr.
Manager

INTREPID POTASH-MOAB, LLC

By:	/s/ Hugh E. Harvey, Jr.
Hugh E. Harvey, Jr.
Manager

INTREPID POTASH-NEW MEXICO, LLC

By:	/s/ Hugh E. Harvey, Jr.
Hugh E. Harvey, Jr.
Manager

INTREPID POTASH-WENDOVER, LLC

By:	/s/ Hugh E. Harvey, Jr.
Hugh E. Harvey, Jr.
Manager

AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark E. Thompson
Mark E. Thompson
Senior Vice President

LENDERS:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark E. Thompson
Mark E. Thompson
Senior Vice President